Exhibit 99.3

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2019
or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                     to___________
Commission File Number: 001-38095

Gardner Denver Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	46-2393770
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

222 East Erie Street, Suite 500
Milwaukee, Wisconsin 53202
(Address of Principal Executive Offices) (Zip Code)

(414) 212-4700
(Registrant’s Telephone Number, Including Area Code)

Securities Registered Pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered

Common Stock, $0.01 Par Value	GDI	New York Stock Exchange

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒   No  ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).   Yes ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

The registrant had outstanding 204,632,831 shares of Common Stock, par value $0.01 per share, as of October 23, 2019.

Table of Contents

GARDNER DENVER HOLDINGS, INC. AND SUBSIDIARIES

FORM 10-Q

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this Quarterly Report on Form 10-Q (this “Form 10-Q”) may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are subject to the “safe harbor” created by those sections.  All statements, other than statements of historical facts included in this Form 10-Q, including statements concerning our plans, objectives, goals, beliefs, business strategies, future events, business conditions, results of operations, financial position, business outlook, business trends and other information, may be forward-looking statements.  Words such as “estimates,” “expects,” “contemplates,” “will,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” “may,” “should” and variations of such words or similar expressions are intended to identify forward-looking statements.  The forward-looking statements are not historical facts, and are based upon our current expectations, beliefs, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond our control.  Our expectations, beliefs, estimates and projections are expressed in good faith and we believe there is a reasonable basis for them.  However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

There are a number of risks, uncertainties and other important factors, many of which are beyond our control, that could cause our actual results to differ materially from the forward-looking statements contained in this Form 10-Q.  Such risks, uncertainties and other important factors that could cause actual results to differ include, among others, the risks, uncertainties and factors set forth under “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and in this report, as such risk factors may be updated from time to time in our periodic filings with the SEC, and are accessible on the SEC’s website at www.sec.gov, and also include the following:

•	We have exposure to the risks associated with instability in the global economy and financial markets, which may negatively impact our revenues, liquidity, suppliers and customers.

•	More than half of our sales and operations are in non-U.S. jurisdictions and we are subject to the economic, political, regulatory and other risks of international operations.

•	Our revenues and operating results, especially in the Energy segment, depend on the level of activity in the energy industry, which is significantly affected by volatile oil and gas prices.

•	Our results of operations are subject to exchange rate and other currency risks. A significant movement in exchange rates could adversely impact our results of operations and cash flows.

•
Potential governmental regulations restricting the use, and increased public attention to and litigation regarding the impacts, of hydraulic fracturing or other processes on which it relies could reduce demand for our products.

•	We face competition in the markets we serve, which could materially and adversely affect our operating results.

•
Large or rapid increases in the cost of raw materials and component parts, substantial decreases in their availability or our dependence on particular suppliers of raw materials and component parts could materially and adversely affect our operating results.

•	Our operating results could be adversely affected by a loss or reduction of business with key customers or consolidation or the vertical integration of our customer base.

•	Credit and counterparty risks could harm our business.

•	Acquisitions and integrating such acquisitions create certain risks and may affect our operating results.

•	The loss of, or disruption in, our distribution network could have a negative impact on our abilities to ship products, meet customer demand and otherwise operate our business.

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•
Our ongoing and expected restructuring plans and other cost savings initiatives may not be as effective as we anticipate, and we may fail to realize the cost savings and increased efficiencies that we expect to result from these actions. Our operating results could be negatively affected by our inability to effectively implement such restructuring plans and other cost savings initiatives.

•	Our success depends on our executive management and other key personnel and our ability to attract and retain top talent throughout the Company.

•	If we are unable to develop new products and technologies, our competitive position may be impaired, which could materially and adversely affect our sales and market share.

•	Cost overruns, delays, penalties or liquidated damages could negatively impact our results, particularly with respect to fixed-price contracts for custom engineered products.

•
The risk of non-compliance with U.S. and foreign laws and regulations applicable to our international operations could have a significant impact on our results of operations, financial condition or strategic objectives.

•
Changes in tax or other laws, regulations, or adverse determinations by taxing or other governmental authorities could increase our effective tax rate and cash taxes paid or otherwise affect our financial condition or operating results.

•	A significant portion of our assets consists of goodwill and other intangible assets, the value of which may be reduced if we determine that those assets are impaired.

•	Our business could suffer if we experience employee work stoppages, union and work council campaigns or other labor difficulties.

•	We are a defendant in certain asbestos and silica-related personal injury lawsuits, which could adversely affect our financial condition.

•	A natural disaster, catastrophe or other event could result in severe property damage, which could adversely affect our operations.

•	Information systems failure may disrupt our business and result in financial loss and liability to our customers.

•	The nature of our products creates the possibility of significant product liability and warranty claims, which could harm our business.

•	Environmental compliance costs and liabilities could adversely affect our financial condition.

•
Third parties may infringe upon our intellectual property or may claim we have infringed their intellectual property, and we may expend significant resources enforcing or defending our rights or suffer competitive injury.

•	We face risks associated with our pension and other postretirement benefit obligations.

•	Our substantial indebtedness could have important adverse consequences and adversely affect our financial condition.

•
We may not be able to generate sufficient cash to service all of our indebtedness, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

•
Despite our level of indebtedness, we and our subsidiaries may still be able to incur substantially more debt, including off-balance sheet financing, contractual obligations and general and commercial liabilities. This could further exacerbate the risks to our financial condition described above.

•
The terms of the credit agreement governing the Senior Secured Credit Facilities may restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

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•	Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

•
We utilize derivative financial instruments to reduce our exposure to market risks from changes in interest rates on our variable rate indebtedness and we will be exposed to risks related to counterparty credit worthiness or non-performance of these instruments.

•
If the financial institutions that are part of the syndicate of our Revolving Credit Facility fail to extend credit under our facility or reduce the borrowing base under our Revolving Credit Facility, our liquidity and results of operations may be adversely affected.

We caution you that the risks, uncertainties and other factors referenced above may not contain all of the risks, uncertainties and other factors that are important to you.  In addition, we cannot assure you that we will realize the results, benefits or developments that we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our business in the way expected.  There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) our strategy, which is based in part on this analysis, will be successful.  All forward-looking statements in this report apply only as of the date of this report or as of the date they were made and, except as required by applicable law, we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

All references to “we,” “us,” “our,” the “Company” or “Gardner Denver” in this Quarterly Report on Form 10-Q mean Gardner Denver Holdings, Inc. and its subsidiaries, unless the context otherwise requires.

Website Disclosure

We use our website www.gardnerdenver.com as a channel of distribution of Company information.  Financial and other important information regarding us is routinely accessible through and posted on our website.  Accordingly, investors should monitor our website, in addition to following our press releases, SEC filings and public conference calls and webcasts.  In addition, you may automatically receive e-mail alerts and other information about Gardner Denver Holdings, Inc. when you enroll your email address by visiting the “Email Alerts” section of our website at www.investors.gardnerdenver.com.  The contents of our website are not, however, a part of this Quarterly Report on Form 10-Q.

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PART I.	FINANCIAL INFORMATION

ITEM 1.	FINANCIAL STATEMENTS

GARDNER DENVER HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in millions, except per share amounts)

	For the Three Month Period Ended September 30,		For the Nine Month Period Ended September 30,
	2019	2018	2019	2018
Revenues	$596.7	$689.3	$1,846.1	$1,977.1
Cost of sales	375.2	426.9	1,159.7	1,233.6
Gross Profit	221.5	262.4	686.4	743.5
Selling and administrative expenses	95.3	107.7	323.0	330.4
Amortization of intangible assets	30.4	31.0	92.6	93.4
Other operating expense, net	22.9	6.0	43.1	10.8
Operating Income	72.9	117.7	227.7	308.9
Interest expense	23.2	24.4	68.0	76.5
Loss on extinguishment of debt	—	0.9	0.2	1.0
Other income, net	(0.6)	(2.4)	(3.1)	(6.7)
Income Before Income Taxes	50.3	94.8	162.6	238.1
Provision for income taxes	9.0	22.6	29.2	63.2
Net Income	$41.3	$72.2	$133.4	$174.9
Basic earnings per share	$0.20	$0.36	$0.66	$0.87
Diluted earnings per share	$0.20	$0.35	$0.64	$0.83

The accompanying notes are an integral part of these condensed consolidated financial statements.

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GARDNER DENVER HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)
(Dollars in millions)

	For the Three Month Period Ended September 30,		For the Nine Month Period Ended September 30,
	2019	2018	2019	2018
Net income	$41.3	$72.2	$133.4	$174.9
Other comprehensive loss, net of tax
Foreign currency translation adjustments, net	(48.8)	(18.3)	(55.3)	(51.3)
Unrecognized gains on cash flow hedges, net	3.3	4.4	4.7	20.5
Pension and other postretirement prior service cost and gain or loss, net	1.9	0.9	3.3	3.9
Total other comprehensive loss, net of tax	(43.6)	(13.0)	(47.3)	(26.9)
Total Comprehensive (Loss) Income	$(2.3)	$59.2	$86.1	$148.0

The accompanying notes are an integral part of these condensed consolidated financial statements.

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GARDNER DENVER HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in millions, except share and per share amounts)

	September 30, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents	$406.4	$221.2
Accounts receivable, net of allowance for doubtful accounts of $17.0 and $17.4, respectively	458.4	525.4
Inventories	539.3	523.9
Other current assets	90.0	60.7
Total current assets	1,494.1	1,331.2
Property, plant and equipment, net of accumulated depreciation of $275.9 and $250.0, respectively	334.0	356.6
Goodwill	1,266.0	1,289.5
Other intangible assets, net	1,266.3	1,368.4
Deferred tax assets	1.1	1.3
Other assets	192.3	140.1
Total assets	$4,553.8	$4,487.1
Liabilities and Stockholders’ Equity
Current liabilities
Short-term borrowings and current maturities of long-term debt	$7.7	$7.9
Accounts payable	336.6	340.0
Accrued liabilities	251.5	248.5
Total current liabilities	595.8	596.4
Long-term debt, less current maturities	1,593.8	1,664.2
Pensions and other postretirement benefits	85.6	94.8
Deferred income taxes	274.0	265.5
Other liabilities	214.1	190.2
Total liabilities	2,763.3	2,811.1
Commitments and contingencies (Note 16)
Stockholders’ equity
Common stock, $0.01 par value; 1,000,000,000 shares authorized; 206,245,423 and 201,051,291 shares issued as of September 30, 2019 and December 31, 2018, respectively	2.1	2.0
Capital in excess of par value	2,294.3	2,282.7
Accumulated deficit	(167.1)	(308.7)
Accumulated other comprehensive loss	(302.5)	(247.0)
Treasury stock at cost; 1,701,983 and 2,881,436 shares as of September 30, 2019 and December 31, 2018, respectively	(36.3)	(53.0)
Total stockholders’ equity	1,790.5	1,676.0
Total liabilities and stockholders’ equity	$4,553.8	$4,487.1

The accompanying notes are an integral part of these condensed consolidated financial statements.

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GARDNER DENVER HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(Unaudited)
(Dollars in millions)

	For the Three Month Period Ended September 30,
	2019	2018
Number of Common Shares Issued (in millions)
Balance at beginning of period	205.7	200.7
Issuance of common stock for stock-based compensation plans	0.5	0.2
Balance at end of period	206.2	200.9
Common Stock
Balance at beginning of period	$2.1	$2.0
Issuance of common stock for stock-based compensation plans	—	—
Balance at end of period	$2.1	$2.0
Capital in Excess of Par Value
Balance at beginning of period	$2,287.9	$2,278.3
Issuance of common stock for stock-based compensation plans	4.7	1.1
Issuance of treasury stock for stock-based compensation plans	(0.7)	—
Stock-based compensation	2.4	1.4
Balance at end of period	$2,294.3	$2,280.8
Accumulated Deficit
Balance at beginning of period	$(208.4)	$(475.4)
Net income	41.3	72.2
Balance at end of period	$(167.1)	$(403.2)
Accumulated Other Comprehensive Loss
Balance at beginning of period	$(258.9)	$(213.4)
Foreign currency translation adjustments, net	(48.8)	(18.3)
Unrecognized gains on cash flow hedges, net	3.3	4.4
Pension and other postretirement prior service cost and gain or loss, net	1.9	0.9
Balance at end of period	$(302.5)	$(226.4)
Treasury Stock
Balance at beginning of period	$(37.4)	$(22.4)
Purchases of treasury stock	(0.1)	(1.9)
Share repurchase program	—	(5.6)
Issuance of treasury stock for stock-based compensation plans	1.2	0.1
Balance at end of period	$(36.3)	$(29.8)
Total Stockholders’ Equity	$1,790.5	$1,623.4

The accompanying notes are an integral part of these condensed consolidated financial statements.

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GARDNER DENVER HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(Unaudited)
(Dollars in millions)

	For the Nine Month Period Ended September 30,
	2019	2018
Number of Common Shares Issued (in millions)
Balance at beginning of period	201.1	198.4
Issuance of common stock for stock-based compensation plans	5.1	2.5
Balance at end of period	206.2	200.9
Common Stock
Balance at beginning of period	$2.0	$2.0
Issuance of common stock for stock-based compensation plans	0.1	—
Balance at end of period	$2.1	$2.0
Capital in Excess of Par Value
Balance at beginning of period	$2,282.7	$2,275.4
Issuance of common stock for stock-based compensation plans	29.4	6.3
Issuance of treasury stock for stock-based compensation plans	(25.9)	(9.9)
Stock-based compensation	8.1	9.0
Balance at end of period	$2,294.3	$2,280.8
Accumulated Deficit
Balance at beginning of period	$(308.7)	$(577.8)
Net income	133.4	174.9
Cumulative-effect adjustment upon adoption of new accounting standard (ASU 2017-12)	—	(0.3)
Cumulative-effect adjustment upon adoption of new accounting standard (ASU 2018-02)	8.2	—
Balance at end of period	$(167.1)	$(403.2)
Accumulated Other Comprehensive Loss
Balance at beginning of period	$(247.0)	$(199.8)
Foreign currency translation adjustments, net	(55.3)	(51.3)
Unrecognized gains on cash flow hedges, net	4.7	20.5
Pension and other postretirement prior service cost and gain or loss, net	3.3	3.9
Cumulative-effect adjustment upon adoption of new accounting standard (ASU 2017-12)	—	0.3
Cumulative-effect adjustment upon adoption of new accounting standard (ASU 2018-02)	(8.2)	—
Balance at end of period	$(302.5)	$(226.4)
Treasury Stock
Balance at beginning of period	$(53.0)	$(23.0)
Purchases of treasury stock	(17.3)	(11.1)
Share repurchase program	—	(5.6)
Issuance of treasury stock for stock-based compensation plans	34.0	9.9
Balance at end of period	$(36.3)	$(29.8)
Total Stockholders’ Equity	$1,790.5	$1,623.4

The accompanying notes are an integral part of these condensed consolidated financial statements.

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GARDNER DENVER HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
 (Dollars in millions)

	For the Nine Month Period Ended September 30, 2019	For the Nine Month Period Ended September 30, 2018
Cash Flows From Operating Activities
Net income	$133.4	$174.9
Adjustments to reconcile net income to net cash provided by operating activities
Amortization of intangible assets	92.6	93.4
Depreciation in cost of sales	33.3	33.9
Depreciation in selling and administrative expenses	7.0	7.3
Stock-based compensation expense	13.4	6.1
Foreign currency transaction losses (gains), net	3.1	(0.6)
Net gain on asset dispositions	(0.1)	(1.1)
Loss on extinguishment of debt	0.2	1.0
Deferred income taxes	1.3	27.5
Changes in assets and liabilities
Receivables	47.7	10.5
Inventories	(26.2)	(44.7)
Accounts payable	9.7	57.2
Accrued liabilities	(10.9)	(34.1)
Other assets and liabilities, net	(60.2)	(33.0)
Net cash provided by operating activities	244.3	298.3
Cash Flows From Investing Activities
Capital expenditures	(33.8)	(32.1)
Net cash paid in business combinations	(12.0)	(113.6)
Disposals of property, plant and equipment	0.7	3.1
Net cash used in investing activities	(45.1)	(142.6)
Cash Flows From Financing Activities
Principal payments on long-term debt	(30.8)	(262.4)
Purchases of treasury stock	(17.3)	(16.7)
Proceeds from stock option exercises	37.3	6.3
Payments of contingent consideration	(2.0)	—
Payments of debt issuance costs	(0.3)	—
Net cash used in financing activities	(13.1)	(272.8)
Effect of exchange rate changes on cash and cash equivalents	(0.9)	(7.2)
Net increase (decrease) in cash and cash equivalents	185.2	(124.3)
Cash and cash equivalents, beginning of period	221.2	393.3
Cash and cash equivalents, end of period	$406.4	$269.0
Supplemental Cash Flow Information
Cash paid for income taxes	$53.8	$80.8
Cash paid for interest	$64.0	$75.2
Debt issuance costs in accounts payable	$0.5	$—
Debt issuance costs in accrued liabilities	$5.6	$—
Capital expenditures in accounts payable	$4.1	$4.1

The accompanying notes are an integral part of these condensed consolidated financial statements.

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GARDNER DENVER HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
(Amounts in millions, except share and per share amounts)

Note 1. Condensed Consolidated Financial Statements

Basis of Presentation

Gardner Denver Holdings, Inc. is a holding company whose operating subsidiaries are Gardner Denver, Inc. (“GDI”) and certain of GDI’s subsidiaries.  GDI is a diversified, global manufacturer of highly engineered, application-critical flow control products and provider of related aftermarket parts and services. The accompanying condensed consolidated financial statements include the accounts of Gardner Denver Holdings, Inc. and its majority-owned subsidiaries (collectively referred to herein as “Gardner Denver” or the “Company”).  The financial information presented as of any date other than December 31, 2018 has been prepared from the books and records of the Company without audit.  The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information.  Accordingly, they do not include all of the information and notes required by GAAP for complete financial statements.  In the opinion of management, the condensed consolidated financial statements include all adjustments, consisting of adjustments associated with acquisition accounting and normal recurring adjustments, necessary for the fair presentation of such financial statements.  All intercompany transactions and accounts have been eliminated in consolidation.

The Company’s unaudited interim condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and related notes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Securities and Exchange Commission (“SEC”).

The results of operations for the interim periods ended September 30, 2019 are not necessarily indicative of the results to be expected for the full year.  The balance sheet as of December 31, 2018 has been derived from the Company’s audited financial statements as of that date but does not include all of the information and notes required by GAAP for complete financial statements.

In May 2017, the Company sold a total of 47,495,000 shares of common stock in an initial public offering of shares of common stock. On November 15, 2017, May 2, 2018 and October 31, 2018, the Company completed secondary offerings of 25,300,000 shares, 30,533,478 and 20,000,000 shares, respectively, of common stock held by affiliates of Kohlberg Kravis Roberts & Co. L.P. (“KKR”). As a result of the secondary offerings, the Company is no longer considered a “controlled company” within the meaning of the corporate governance standards of the New York Stock Exchange (“NYSE”). KKR owns 70,671,135 shares of common stock, or approximately 35% of the total outstanding common stock based on the number of shares outstanding as of September 30, 2019.

The classification of stock-based compensation expense reported in previous periods of 2019 was corrected during the three month and nine month periods ended September 30, 2019.  As a result, previously reported “Other operating expense, net” was decreased and “Selling and administrative expenses” was increased by $9.3 million for the three month period ended March 31, 2019, $7.1 million for the three month period ended June 30, 2019 and $16.4 million for the six month period ended June 30, 2019.

Recently Adopted Accounting Standard Updates (“ASU”)

ASU 2016-02, Leases (Topic 842)

On January 1, 2019, the Company adopted Financial Accounting Standards Board (“FASB”) ASU 2016-02, Leases (Topic 842) (“ASC 842”) utilizing the optional transition method.  The amendments in this update replaced most of the existing GAAP lease accounting guidance in order to increase transparency and comparability among organizations by recognizing right-of-use lease assets and lease liabilities on the balance sheet for those leases classified as operating leases under current GAAP.  The amendments also expanded disclosure requirements for key information about leasing arrangements.  The Company elected the package of practical expedients in transition for leases that commenced prior to January 1, 2019 whereby these contracts were not reassessed or reclassified from their previous assessment as of December 31, 2018.  The Company updated its internal lease accounting policy to address the new standard, revised the Company’s business processes and controls and completed the implementation and data input for the Company’s lease accounting software solution.  The most significant impact of the standard on the Company was the recognition of an approximate $61.3 million operating right of use (“ROU”) asset and an approximate $61.4 million operating lease liability on the Condensed Consolidated Balance Sheet. The standard did not have a material impact on both the Company’s Condensed Consolidated Statements of Operations and the Company’s Condensed Consolidated Statements of Cash Flows.  See Note 14 “Leases” for further discussion of the Company’s operating and financing leases.

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ASU 2018-02, Income Statement – Reporting Comprehensive Income (Topic 220) – Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income

On January 1, 2019, the Company adopted FASB ASU 2018-02, Income Statement – Reporting Comprehensive Income (Topic 220) – Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income (“ASU 2018-02”). The standard allowed a reclassification from accumulated other comprehensive (loss) income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act as of January 1, 2019.  The Company recorded a cumulative-effect adjustment on the adoption date decreasing “Accumulated deficit” in the Condensed Consolidated Balance Sheets by $8.2 million and increasing “Accumulated other comprehensive loss” in the Condensed Consolidated Balance Sheets by $8.2 million.

Recently Issued Accounting Pronouncements

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement. The amendments in this update eliminate, add and modify certain disclosure requirements for fair value measurements as part of its disclosure framework project. The guidance is effective for public companies beginning in the first quarter of 2020. Early adoption is permitted. The Company is currently assessing the impact of this ASU on its condensed consolidated financial statements and evaluating the timing of adoption.

In August 2018, the FASB issued ASU 2018-14, Disclosure Framework – Changes to the Disclosure Requirements for Defined Benefit Plans. The amendments in this eliminate, add and modify certain disclosure requirements for defined benefit pension plans. The guidance is effective for public companies beginning with its annual report for fiscal year 2020. Early adoption is permitted. The Company is currently assessing the impact of this ASU on its condensed consolidated financial statements and evaluating the timing of adoption.

In August 2018, the FASB issued ASU 2018-15, Intangibles – Goodwill and Other – Internal-Use Software (Subtopic 350-40); Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. The amendments in this update require implementation costs incurred by customers in cloud computing arrangements (i.e., hosting arrangements) to be capitalized under the same premises of authoritative guidance for internal-use software, and deferred over the noncancellable term of the cloud computing arrangement plus any option renewal periods that are reasonably certain to be exercised by the customer or for which the exercise is controlled by the service provider. The Company is required to adopt this new guidance in the first quarter of 2020. Early adoption is permitted. The Company is currently assessing the impact of this ASU on its condensed consolidated financial statements and evaluating the timing of adoption.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which adds an impairment model that is based on expected losses rather than incurred losses and is called the Current Expected Credit Losses (“CECL”) model. This impairment model is applicable to loans, debt securities, trade receivables, net investments in leases, off-balance sheet credit exposures, reinsurance receivables as well as any other financial asset with the contractual right to receive cash. Under the new model, an allowance equal to the estimate of lifetime expected credit losses is recognized which will result in more timely loss recognition. The guidance is intended to reduce complexity by decreasing the number of credit impairment models. This guidance must be adopted using a modified retrospective transition method through a cumulative-effect adjustment to retained earnings in the period of adoption.  The effective date of the standard is for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years. Early adoption is permitted. The Company is currently assessing the impact of this ASU on its condensed consolidated financial statements.

Note 2. Business Combinations

Acquisition of Air Compressors and Blowers North Limited

On August 19, 2019, the Company acquired Air Compressors and Blowers North Limited (“ACBN”), a provider of vacuum pumps, blowers and compressors. The Company acquired certain assets of ACBN for total consideration of $7.0 million, which consisted of cash payments of $5.9 million and a $1.1 million deferred payment. The deferred payment is expected to be paid by the end of the first quarter of 2021 and is recorded in “Other liabilities” in the Condensed Consolidated Balance Sheets. The revenues and operating income of ACBN are included in the Company’s condensed consolidated financial statements from the acquisition date and are included in the Industrials segment. The goodwill resulting from this acquisition is deductible for tax purposes.

Index

Acquisition of Oina VV AB

On July 3, 2019, the Company acquired Oina VV AB (“Oina”) which specializes in customized pump solutions for liquid handling processes for use in medical, process and industrial applications. The Company acquired all of the assets and assumed certain liabilities of Oina for total consideration, net of cash acquired, of $10.0 million, which consisted of cash payments of $5.6 million, a $1.6 million holdback, and up to $2.8 million in contingent earn-out provisions. The $1.6 million holdback is expected to be paid by the end of the first quarter of 2021 and is recorded in “Other liabilities” in the Condensed Consolidated Balance Sheets. The revenues and operating income of Oina are included in the Company’s condensed consolidated financial statements from the acquisition date and are included in the Medical segment. None of the goodwill resulting from this acquisition is deductible for tax purposes.

Acquisition of MP Pumps, Inc.

On December 12, 2018, the Company acquired MP Pumps, Inc. (“MP Pumps”), a leading manufacturer of specialty industrial pumps and associated aftermarket parts. The Company acquired all of the assets and assumed certain liabilities of MP Pumps for total consideration, net of cash acquired, of $58.5 million, which consisted of cash payments of $57.8 million and a $0.7 million holdback. Purchase price adjustments reduced the holdback to $0.5 million and it was paid in the first quarter of 2019 and recorded in “Net cash paid in business combinations” in the Condensed Consolidated Statements of Cash Flows. The revenues and operating income of MP Pumps are included in the Company’s condensed consolidated financial statements from the acquisition date and are included in the Industrials segment. None of the goodwill resulting from this acquisition is deductible for tax purposes.

Acquisition of DV Systems, Inc.

On November 2, 2018, the Company acquired DV Systems, Inc. (“DV Systems”), a leading manufacturer of rotary screws and piston compressors and associated aftermarket parts. The Company acquired all of the assets and assumed certain liabilities of DV Systems for total consideration, net of cash acquired, of $16.1 million, which consisted of cash payments of $14.8 million and a $1.3 million holdback. Purchase price adjustments increased the holdback to $1.4 million of which $0.5 million is expected to be paid by the end of the fourth quarter of 2019, $0.4 million by the end of the first quarter of 2020, and $0.5 million by the end of the fourth quarter of 2020. $0.9 million of the holdback is recorded in “Accrued liabilities” in the Condensed Consolidated Balance Sheets and the remaining $0.5 million is recorded in “Other liabilities” in the Condensed Consolidated Balance Sheets. The revenues and operating income of DV Systems are included in the Company’s condensed consolidated financial statements from the acquisition date and are included in the Industrials segment. None of the goodwill resulting from this acquisition is deductible for tax purposes.

Acquisition of PMI Pump Parts

On May 29, 2018, the Company acquired PMI Pump Parts (“PMI”), a leading manufacturer of plungers and other well service pump consumable products. The Company acquired all of the assets and assumed certain liabilities of PMI for total consideration, net of cash acquired, of $21.0 million, which consisted of cash payments of $18.8 million, a $2.0 million promissory note and a $0.2 million holdback. The $0.2 million holdback and $1.0 million of the promissory note were paid in the fourth quarter of 2018.  The remaining $1.0 million of the promissory note was paid in the second quarter of 2019 and recorded in “Payments of contingent consideration” in the Condensed Consolidated Statements of Cash Flows. The revenues and operating income of PMI are included in the Company’s condensed consolidated financial statements from the acquisition date and are included in the Energy segment. None of the goodwill resulting from this acquisition is deductible for tax purposes.

Acquisition of Runtech Systems Oy

On February 8, 2018, the Company acquired 100% of the stock of Runtech Systems Oy (“Runtech”), a leading global manufacturer of turbo vacuum technology systems and optimization solutions for industrial applications. The Company acquired all of the assets and assumed certain liabilities of Runtech for total cash consideration of $94.9 million, net of cash acquired. The revenues and operating income of Runtech are included in the Company’s condensed consolidated financial statements from the acquisition date and are included in the Industrials segment. The purchase price allocation resulted in the recording of $63.6 million of goodwill and $31.3 million of amortizable intangible assets as of the acquisition date. None of the goodwill resulting from this acquisition is deductible for tax purposes.

Index

Acquisition Revenues and Operating Income (Loss)

The following table summarizes the revenue and operating income (loss) of these acquisitions for the periods presented subsequent to their date of acquisition.

	For the Three Month Period Ended September 30,		For the Nine Month Period Ended September 30,
	2019	2018	2019	2018
Revenue	$21.5	$16.6	$76.5	$40.3
Operating income (loss)	1.4	(0.4)	8.0	(2.4)

Pro forma information regarding these acquisitions has not been provided as they did not have a material impact on the Company’s condensed consolidated results of operations individually or in the aggregate.

Transaction with Ingersoll Rand

On April 30, 2019, the Company entered into a definitive agreement with Ingersoll-Rand plc (“Ingersoll Rand”) pursuant to which Ingersoll Rand will separate its Industrial segment (“Ingersoll Rand Industrial”) and then combine it with the Company (the “Merger Agreement”). The transaction will be effected through a “Reverse Morris Trust” transaction pursuant to which Ingersoll Rand Industrial is expected to be spun-off to Ingersoll Rand’s shareholders and simultaneously merged with and surviving as a wholly-owned subsidiary of Gardner Denver (the “Merger”). Under the terms of the Merger Agreement, which has been unanimously approved by the Boards of Directors of Ingersoll Rand and the Company, at the time of close, Ingersoll Rand will receive $1.9 billion in cash from Ingersoll Rand Industrial that will be funded by newly-issued debt assumed by the Company in the Merger. Upon close of the transaction, existing Ingersoll Rand shareholders will receive 50.1% of the shares of the Company on a fully diluted basis.

The Merger is expected to close in early 2020, subject to approval by the Company’s stockholders, regulatory approvals and customary closing conditions.

Note 3. Restructuring

Restructuring Program 2018

In the third quarter of 2018, the Company announced a restructuring program that primarily involves workforce reductions and facility consolidation. These actions are expected to continue throughout 2019 and are focused on targeted workforce optimization within general and administrative back-office and manufacturing overhead as well as continued facility consolidation. In the nine month period ended September 30, 2019, $10.9 million was charged to expense through ‘‘Other operating expense, net’’ in the Condensed Consolidated Statements of Operations ($7.0 million for Industrials, $3.1 million for Energy, $0.4 million for Medical and $0.4 million for Corporate).

The following table summarizes the activity associated with the Company’s restructuring programs for the nine month period ended September 30, 2019.

Total
Balance as of December 31, 2018	$10.1
Charged to expense - Termination benefits	9.0
Charged to expense - Other	1.9
Payments	(13.8)
Other, net	(0.2)
Balance as of September 30, 2019	$7.0

Index

As of September 30, 2019, restructuring reserves of $7.0 million are included in “Accrued liabilities” in the Condensed Consolidated Balance Sheets. As of December 31, 2018, restructuring reserves of $10.1 million related to these programs were included in ‘‘Accrued liabilities’’ in the Consolidated Balance Sheets.

Note 4. Inventories

Inventories as of September 30, 2019 and December 31, 2018 consisted of the following.

	September 30, 2019	December 31, 2018
Raw materials, including parts and subassemblies	$390.5	$369.2
Work-in-process	57.8	58.1
Finished goods	77.8	83.4
	526.1	510.7
Excess of LIFO costs over FIFO costs	13.2	13.2
Inventories	$539.3	$523.9

Note 5. Goodwill and Other Intangible Assets

The changes in the carrying amount of goodwill attributable to each reportable segment for the nine month period ended September 30, 2019 is presented in the table below.

	Industrials	Energy	Medical	Total
Balance as of December 31, 2018	$632.7	$453.6	$203.2	$1,289.5
Acquisition	6.3	—	2.0	8.3
Foreign currency translation and other(1)	(17.1)	(12.2)	(2.5)	(31.8)
Balance as of September 30, 2019	$621.9	$441.4	$202.7	$1,266.0

(1)	During the nine month period ended September 30, 2019, the Company recorded a decrease in goodwill of $0.1 million as a result of measurement period adjustments in the Industrials segment.

On July 3, 2019, the Company acquired Oina which is included in the Medical segment. The excess of the purchase price over the estimated fair value of identifiable assets, intangible assets and assumed liabilities was recorded as goodwill. As of September 30, 2019, the preliminary purchase price allocation resulted in a total of $2.0 million of goodwill. The allocation of the purchase price is preliminary and subject to refinement based on final fair values of the identified assets acquired and liabilities assumed.

On August 19, 2019, the Company acquired ACBN which is included in the Industrials segment. The excess of the purchase price over the estimated fair value of identifiable assets, intangible assets and assumed liabilities was recorded as goodwill. As of September 30, 2019, the preliminary purchase price allocation resulted in a total of $6.3 million of goodwill. The allocation of the purchase price is preliminary and subject to refinement based on final fair values of the identified assets acquired and liabilities assumed.

As of September 30, 2019, goodwill included a total of $563.9 million of accumulated impairment losses within the Energy segment. There were no goodwill impairment charges recorded during the nine month periods ended September 30, 2019 and 2018.

Index

Other intangible assets as of September 30, 2019 and December 31, 2018 consisted of the following.

	September 30, 2019		December 31, 2018
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets
Customer lists and relationships	$1,218.5	$(635.5)	$1,245.5	$(567.8)
Technology	29.2	(5.3)	21.7	(4.8)
Trademarks	43.7	(15.1)	44.9	(13.0)
Backlog	67.1	(67.1)	68.8	(68.6)
Other	64.0	(38.6)	62.3	(31.9)
Unamortized intangible assets
Trademarks	605.4	—	611.3	—
Total other intangible assets	$2,027.9	$(761.6)	$2,054.5	$(686.1)

Amortization of intangible assets for the three and nine month periods ended September 30, 2019 and 2018 were as follows.

	For the Three Month Period Ended September 30,		For the Nine Month Period Ended September 30,
	2019	2018	2019	2018
Intangible asset amortization expense	$30.4	$31.0	$92.6	$93.4

Amortization of intangible assets is anticipated to be approximately $122.6 million annually in 2020 through 2024 based upon exchange rates as of September 30, 2019.

Note 6. Accrued Liabilities

Accrued liabilities as of September 30, 2019 and December 31, 2018 consisted of the following.

	September 30, 2019	December 31, 2018
Salaries, wages and related fringe benefits	$52.8	$62.9
Restructuring	7.0	10.1
Taxes	15.8	24.3
Contract liabilities	64.9	69.6
Product warranty	22.7	23.9
Accrued interest	0.7	0.3
Operating lease liabilities(1)	16.6	—
Other	71.0	57.4
Total accrued liabilities	$251.5	$248.5

(1)
The Company adopted ASU 2016-02, Leases, on January 1, 2019 using the optional transition method.  See Note 1 “Condensed Consolidated Financial Statements” for further discussion of the adoption of ASU 2016-02 and Note 14 “Leases” for discussion of the Company’s operating and financing leases.

Index

A reconciliation of the changes in the accrued product warranty liability for the three and nine month periods ended September 30, 2019 and 2018 are as follows.

	For the Three Month Period Ended September 30, 2019	For the Three Month Period Ended September 30, 2018	For the Nine Month Period Ended September 30, 2019	For the Nine Month Period Ended September 30, 2018
Balance at beginning of period	$23.4	$23.9	$23.9	$22.3
Product warranty accruals	8.4	6.9	23.0	18.5
Settlements	(8.6)	(6.2)	(23.7)	(16.8)
Charged to other accounts(1)	(0.5)	(0.1)	(0.5)	0.5
Balance at end of period	$22.7	$24.5	$22.7	$24.5

(1)
Includes primarily the effects of foreign currency translation adjustments for the Company’s subsidiaries with functional currencies other than the USD, and changes in the accrual related to acquisitions.

Note 7. Pension and Other Postretirement Benefits

The following table summarizes the components of net periodic benefit cost for the Company’s defined benefit pension plans and other postretirement benefit plans recognized for the three and nine month periods ended September 30, 2019 and 2018.

	Pension Benefits				Other Postretirement
	U.S. Plans		Non-U.S. Plans		Benefits
	For the Three Month Period Ended September 30, 2019	For the Nine Month Period Ended September 30, 2019	For the Three Month Period Ended September 30, 2019	For the Nine Month Period Ended September 30, 2019	For the Three Month Period Ended September 30, 2019	For the Nine Month Period Ended September 30, 2019
Service cost	$—	$—	$0.4	$1.2	$—	$—
Interest cost	0.5	1.6	1.9	5.7	—	0.1
Expected return on plan assets	(0.5)	(1.6)	(2.5)	(7.7)	—	—
Recognition of:
Unrecognized prior service cost	—	—	—	0.1	—	—
Unrecognized net actuarial loss	—	0.1	0.5	1.5	—	—
	$—	$0.1	$0.3	$0.8	$—	$0.1

	Pension Benefits				Other Postretirement
	U.S. Plans		Non-U.S. Plans		Benefits
	For the Three Month Period Ended September 30, 2018	For the Nine Month Period Ended September 30, 2018	For the Three Month Period Ended September 30, 2018	For the Nine Month Period Ended September 30, 2018	For the Three Month Period Ended September 30, 2018	For the Nine Month Period Ended September 30, 2018
Service cost	$—	$—	$0.4	$1.4	$—	$—
Interest cost	0.5	1.5	1.8	5.7	—	0.1
Expected return on plan assets	(1.2)	(3.5)	(2.8)	(8.8)	—	—
Recognition of:
Unrecognized prior service cost	—	—	—	—	—	—
Unrecognized net actuarial loss	—	—	0.5	1.4	—	—
	$(0.7)	$(2.0)	$(0.1)	$(0.3)	$—	$0.1

The components of net periodic benefit cost other than the service cost component are included in “Other income, net” in the Condensed Consolidated Statements of Operations.

Index
Note 8. Debt

Debt as of September 30, 2019 and December 31, 2018 is summarized as follows.

	September 30, 2019	December 31, 2018
Short-term borrowings	$—	$—
Long-term debt
Revolving credit facility, due 2024(1)	$—	$—
Receivables financing agreement, due 2020	—	—
Term loan denominated in U.S. dollars, due 2024(2)	927.6	952.6
Term loan denominated in Euros, due 2024(3)	656.7	696.5
Capitalized leases and other long-term debt	25.8	26.3
Unamortized debt issuance costs	(8.6)	(3.3)
Total long-term debt, net, including current maturities	1,601.5	1,672.1
Current maturities of long-term debt	7.7	7.9
Total long-term debt, net	$1,593.8	$1,664.2

(1)	On June 28, 2019, the Revolving Credit Facility’s maturity was extended to June 28, 2024 as part of the Amendment described within this Note. As of December 31, 2018, the maturity was April 30, 2020.

(2)	As of September 30, 2019, the applicable interest rate was 4.79% and the weighted-average rate was 5.16% for the nine month period ended September 30, 2019.

(3)	As of September 30, 2019, the applicable interest rate was 3.00% and the weighted-average rate was 3.00% for the nine month period ended September 30, 2019.

On June 28, 2019, the Company entered into Amendment No. 4 to the Credit Agreement, dated as of July 30, 2013 (as amended by Amendment No. 1 to the Credit Agreement, dated as of March 4, 2016, Amendment No. 2, dated as of August 17, 2017 and Amendment No. 3 dated as of December 13, 2018) with UBS AG, Stamford Branch, as Resigning Agent and Citibank, N.A. as Successor Agent.

Amendment No. 4 (i) refinanced the existing senior secured revolving credit facility with a replacement $450.0 million senior secured revolving credit facility (the “New Revolving Credit Facility”); (ii) extended the maturity of the revolving credit facility to June 28, 2024, (iii) terminated the revolving credit facility commitments of certain lenders under the existing senior secured revolving credit facility under the Credit Agreement, (iv) provided for up to $200.0 million of the New Revolving Credit Facility to be available for the purpose of issuing letters of credit; (v) provided for the replacement of GD First (UK) Limited by Gardner Denver Holdings, Ltd. as the UK Borrower under the Amended Credit Agreement; (vi) transferred the Administrative Agent, Collateral Agent and Swingline Lender roles under the Amended Credit Agreement to Citibank, N.A; and (vii) made certain other corresponding technical changes and updates.

At the consummation of the merger between Gardner Denver Holdings, Inc., and Ingersoll-Rand plc, Amendment No. 4 increases the aggregate amount of the New Revolving Credit Facility to $1,000.0 million and increases the capacity under the New Revolving Credit Facility to issue letters of credit to $400.0 million.

Loans under the New Revolving Credit Facility will have an initial applicable margin of 2.25% for LIBOR loans and 1.25% for base rate loans.

Amendment No. 4 resulted in the write-off of $0.2 million of debt issuance costs for the nine month period ended September 30, 2019.  This was included in “Loss on extinguishment of debt” in the Condensed Consolidated Statements of Operations.

As of September 30, 2019, the Company had no outstanding borrowings, $4.4 million of outstanding letters of credit under the New Revolving Credit Facility and unused availability of $445.6 million.

In March 2019, the Company used excess cash to repay $25.0 million of principal on outstanding borrowings under the Dollar Term Loan Facility.

Index

As of September 30, 2019, the Company had no outstanding borrowings, $25.9 million of letters of credit outstanding and $78.2 million of capacity available under the Receivables Financing Agreement (“RFA”).

Note 9. Stock-Based Compensation

The Company has outstanding stock-based compensation awards granted under the 2013 Stock Incentive Plan (“2013 Plan”) and the 2017 Omnibus Incentive Plan (“2017 Plan”) as described in Note 16, “Stock-Based Compensation Plans” to the consolidated financial statements in its annual report on Form 10-K for the year ended December 31, 2018.

In the three and nine month periods ended September 30, 2019, the Company recognized stock-based compensation expense of approximately $(0.2) million and $13.4 million, respectively. In addition, the Company recognized costs of $0.7 million and $3.5 million for the three month and nine month periods ended September 30, 2019, respectively, due to costs associated with employer taxes.

For the three month period ended September 30, 2018, the Company recognized stock-based compensation expense of approximately $0.9 million and employer taxes related to stock-based compensation of $0.2 million.  For the nine month period ended September 30, 2018, the Company recognized stock-based compensation expense of approximately $6.1 million reduced by $3.2 million primarily due to a decrease in the estimated accrual for employer taxes related to DSUs as a result of the achievement of employer tax caps in countries outside of the United States.

The $13.4 million of stock-based compensation expense for the nine month period ended September 30, 2019 included expense of $0.7 million for the modification of a former employee’s equity awards, expense for equity awards granted under the 2013 Plan and 2017 Plan of $7.4 million and an increase in the liability for stock appreciation rights (“SAR”) of $5.3 million. The $0.7 million stock-based compensation expense for the modification incurred in the nine month period ended September 30, 2019 provided continued vesting through scheduled vesting dates for certain awards of a former employee.

As of September 30, 2019, there was $31.4 million of total unrecognized compensation expense related to outstanding stock options and restricted stock awards.

SARs, granted under the 2013 Plan are expected to be settled in cash and are accounted for as liability awards. As of September 30, 2019, a liability of approximately $8.7 million for SARs was included in “Accrued liabilities” in the Condensed Consolidated Balance Sheets.

Stock Option Awards

A summary of the Company’s stock option (including SARs) activity for the nine month period ended September 30, 2019 is presented in the following table (underlying shares in thousands).

	Shares	Weighted-Average Exercise Price (per share)
Outstanding as of December 31, 2018	12,352	$10.93
Granted	1,070	$27.05
Exercised or settled	(4,513)	$8.66
Forfeited	(170)	$26.92
Expired	(12)	$32.01
Outstanding as of September 30, 2019	8,727	$13.74
Vested as of September 30, 2019	6,659	$9.78

Index

The following assumptions were used to estimate the fair value of options granted (excluding previously disclosed modified awards) during the nine month periods ended September 30, 2019 and 2018 using the Black-Scholes option-pricing model.

	For the Nine Month Period Ended September 30, 2019	For the Nine Month Period Ended September 30, 2018
Assumptions
Expected life of options (in years)	6.3	7.0 - 7.5
Risk-free interest rate	2.4 - 2.6%	2.9 - 3.0%
Assumed volatility	30.7 - 31.8%	34.4 - 35.4%
Expected dividend rate	0.0%	0.0%

Restricted Stock Unit Awards

A summary of the Company’s restricted stock unit activity for the nine month period ended September 30, 2019 is presented in the following table (underlying shares in thousands).

	Shares	Weighted-Average Grant-Date Fair Value
Non-vested as of December 31, 2018	362	$31.78
Granted	418	$27.05
Vested	(39)	$31.35
Forfeited	(48)	$31.08
Non-vested as of September 30, 2019	693	$28.97

Note 10. Accumulated Other Comprehensive (Loss) Income

The Company’s other comprehensive income (loss) consists of (i) unrealized foreign currency net gains and losses on the translation of the assets and liabilities of its foreign operations; (ii) realized and unrealized foreign currency gains and losses on intercompany notes of a long-term nature and certain hedges of net investments in foreign operations, net of income taxes; (iii) unrealized gains and losses on cash flow hedges (consisting of interest rate swaps), net of income taxes; and (iv) pension and other postretirement prior service cost and actuarial gains or losses, net of income taxes.  See Note 7 “Pension and Other Postretirement Benefits” and Note 11 “Hedging Activities and Fair Value Measurements.”

The before tax income (loss) and related income tax effect are as follows.

	For the Three Month Period Ended September 30, 2019			For the Nine Month Period Ended September 30, 2019
	Before-Tax Amount	Tax (Expense) or Benefit	Net of Tax Amount	Before-Tax Amount	Tax (Expense) or Benefit	Net of Tax Amount
Foreign currency translation adjustments, net	$(42.0)	$(6.8)	$(48.8)	$(46.0)	$(9.3)	$(55.3)
Unrecognized gains (losses) on cash flow hedges, net	4.3	(1.0)	3.3	4.9	(0.2)	4.7
Pension and other postretirement benefit prior service cost and gain or loss, net	2.3	(0.4)	1.9	3.8	(0.5)	3.3
Other comprehensive loss	$(35.4)	$(8.2)	$(43.6)	$(37.3)	$(10.0)	$(47.3)

Index

	For the Three Month Period Ended September 30, 2018			For the Nine Month Period Ended September 30, 2018
	Before-Tax Amount	Tax (Expense) or Benefit	Net of Tax Amount	Before-Tax Amount	Tax (Expense) or Benefit	Net of Tax Amount
Foreign currency translation adjustments, net	$(17.2)	$(1.1)	$(18.3)	$(45.6)	$(5.7)	$(51.3)
Unrecognized gains (losses) on cash flow hedges, net	5.8	(1.4)	4.4	27.1	(6.6)	20.5
Pension and other postretirement benefit prior service cost and gain or loss, net	1.0	(0.1)	0.9	3.0	0.9	3.9
Other comprehensive loss	$(10.4)	$(2.6)	$(13.0)	$(15.5)	$(11.4)	$(26.9)

On January 1, 2019, the Company adopted ASU 2018-02 which reclassified stranded tax effects resulting from the Tax Cuts and Jobs Act from accumulated other comprehensive (loss) income to retained (deficit) earnings.  The Company recorded a cumulative-effect adjustment which increased “Accumulated other comprehensive loss” in the Condensed Consolidated Balance Sheet by $8.2 million.  Changes in accumulated other comprehensive (loss) income by component for the nine month periods ended September 30, 2019 and 2018 are presented in the following table (1).

	Foreign Currency Translation Adjustments, Net	Unrealized (Losses) Gains on Cash Flow Hedges	Pension and Postretirement Benefit Plans	Total
Balance as of December 31, 2018	$(190.6)	$(11.4)	$(45.0)	$(247.0)
Other comprehensive (loss) income before reclassifications	(55.3)	(4.6)	2.0	(57.9)
Amounts reclassified from accumulated other comprehensive (loss) income	—	9.3	1.3	10.6
Other comprehensive (loss) income	(55.3)	4.7	3.3	(47.3)
Cumulative effect adjustment upon adoption of new accounting standard (ASU 2018-02)	(1.5)	(6.7)	—	(8.2)
Balance as of September 30, 2019	$(247.4)	$(13.4)	$(41.7)	$(302.5)

	Foreign Currency Translation Adjustments, Net	Unrealized (Losses) Gains on Cash Flow Hedges	Pension and Postretirement Benefit Plans	Total
Balance as of December 31, 2017	$(129.6)	$(29.8)	$(40.4)	$(199.8)
Other comprehensive (loss) income before reclassifications	(51.3)	11.5	2.8	(37.0)
Amounts reclassified from accumulated other comprehensive (loss) income	—	9.0	1.1	10.1
Other comprehensive (loss) income	(51.3)	20.5	3.9	(26.9)
Cumulative effect adjustment upon adoption of new accounting standard (ASU 2017-12)	—	0.3	—	0.3
Balance as of September 30, 2018	$(180.9)	$(9.0)	$(36.5)	$(226.4)

(1)	All amounts are net of tax. Amounts in parentheses indicate debits.

Index

Reclassifications out of accumulated other comprehensive (loss) income for the nine month periods ended September 30, 2019 and 2018 are presented in the following table:

Amount Reclassified from Accumulated Other Comprehensive (Loss) Income
Details about Accumulated Other Comprehensive (Loss) Income Components	For the Nine Month Period Ended September 30, 2019	For the Nine Month Period Ended September 30, 2018	Affected Line in the Statement Where Net Income is Presented
Loss on cash flow hedges
Interest rate swaps	$12.3	$11.8	Interest expense
	12.3	11.8	Total before tax
	(3.0)	(2.8)	Benefit for income taxes
	$9.3	$9.0	Net of tax
Amortization of defined benefit pension and other postretirement benefit items	$1.7	$1.4		(1)
	1.7	1.4	Total before tax
	(0.4)	(0.3)	Benefit for income taxes
	$1.3	$1.1	Net of tax
Total reclassifications for the period	$10.6	$10.1	Net of tax

(1)	These components are included in the computation of net periodic benefit cost. See Note 7 “Pension and Other Postretirement Benefits” for additional details.

Note 11. Hedging Activities and Fair Value Measurements

Hedging Activities

The Company is exposed to certain market risks during the normal course of its business arising from adverse changes in interest rates and foreign currency exchange rates. The Company selectively uses derivative financial instruments (‘‘derivatives’’), including foreign currency forward contracts and interest rate swaps, to manage the risks from fluctuations in foreign currency exchange rates and interest rates, respectively. The Company does not purchase or hold derivatives for trading or speculative purposes. Fluctuations in interest rates and foreign currency exchange rates can be volatile, and the Company’s risk management activities do not totally eliminate these risks. Consequently, these fluctuations could have a significant effect on the Company’s financial results.

The Company’s exposure to interest rate risk results primarily from its variable-rate borrowings. The Company manages its debt centrally, considering tax consequences and its overall financing strategies. The Company manages its exposure to interest rate risk by maintaining a mixture of fixed and variable rate debt and, from time to time, using pay-fixed interest rate swaps as cash flow hedges of variable rate debt in order to adjust the relative fixed and variable proportions.

A substantial portion of the Company’s operations is conducted by its subsidiaries outside of the United States in currencies other than the USD. Almost all of the Company’s non-U.S. subsidiaries conduct their business primarily in their local currencies, which are also their functional currencies. Other than the USD, the EUR, GBP, and Chinese Renminbi are the principal currencies in which the Company and its subsidiaries enter into transactions. The Company is exposed to the impacts of changes in foreign currency exchange rates on the translation of its non-U.S. subsidiaries’ assets, liabilities and earnings into USD. The Company has certain U.S. subsidiaries borrow in currencies other than the USD.

The Company and its subsidiaries are also subject to the risk that arises when they, from time to time, enter into transactions in currencies other than their functional currency. To mitigate this risk, the Company and its subsidiaries typically settle intercompany trading balances monthly. The Company also selectively uses forward currency contracts to manage this risk. These contracts for the sale or purchase of European and other currencies generally mature within one year.

Index

Derivative Instruments

The following table summarizes the notional amounts, fair values and classification of the Company’s outstanding derivatives by risk category and instrument type within the Condensed Consolidated Balance Sheets as of September 30, 2019 and December 31, 2018.

	September 30, 2019
Derivative Classification		Notional Amount (1)	Fair Value (1) Other Current Assets	Fair Value (1) Other Assets	Fair Value (1) Accrued Liabilities	Fair Value (1) Other Liabilities

Derivatives Designated as Hedging Instruments
Interest rate swap contracts	Cash Flow	$825.0	$—	$—	$17.6	$—
Derivatives Not Designated as Hedging Instruments
Foreign currency forwards	Fair Value	$26.2	$0.1	$—	$—	$—
Foreign currency forwards	Fair Value	$159.5	$—	$—	$4.7	$—

	December 31, 2018
Derivative Classification		Notional Amount (1)	Fair Value (1) Other Current Assets	Fair Value (1) Other Assets	Fair Value (1) Accrued Liabilities	Fair Value (1) Other Liabilities

Derivatives Designated as Hedging Instruments
Interest rate swap contracts	Cash Flow	$925.0	$—	$—	$11.2	$8.7
Derivatives Not Designated as Hedging Instruments
Foreign currency forwards	Fair Value	$143.3	$1.3	$—	$—	$—
Foreign currency forwards	Fair Value	$27.5	$—	$—	$0.1	$—

(1)
Notional amounts represent the gross contract amounts of the outstanding derivatives excluding the total notional amount of positions that have been effectively closed through offsetting positions. The net gains and net losses associated with positions that have been effectively closed through offsetting positions but not yet settled are included in the asset and liability derivatives fair value columns, respectively.

Gains and losses on derivatives designated as cash flow hedges included in the Condensed Consolidated Statements of Comprehensive Income for the three and nine month periods ended September 30, 2019 and 2018 are as presented in the table below.

	For the Three Month Period Ended September 30,		For the Nine Month Period Ended September 30,
	2019	2018	2019	2018
Interest rate swap contracts
(Loss) gain recognized in AOCI on derivatives	$(0.4)	$1.8	$(7.4)	$15.2
Loss reclassified from AOCI into income (effective portion)(1)	(4.7)	(3.3)	(12.3)	(11.2)
Loss reclassified from AOCI into income (missed forecast)(2)	—	(0.6)	—	(0.6)

(1)	Losses on derivatives reclassified from accumulated other comprehensive income (“AOCI”) into income were included within “Interest expense” in the Condensed Consolidated Statements of Operations.

(2)
During the three month period ended September 30, 2018, the Company used excess cash to pay down $150.0 million of its Dollar Term Loan Facility.  Due to this unforecasted pay down of debt, the Company paid $2.7 million in the amendment of the interest rate swap contracts to reflect the updated forecasted cash flows.  The updated forecasts caused certain hedged items to be deemed probable of not occurring in the future and thus, the Company accelerated the release of AOCI related to those hedged items.  Losses reclassified from AOCI into income (missed forecast) were included in “Loss on extinguishment of debt” in the Condensed Consolidated Statements of Operations.

Index

As of September 30, 2019, the Company was the fixed rate payor on seven interest rate swap contracts that effectively fix the LIBOR-based index used to determine the interest rates charged on a total of $825.0 million of the Company’s LIBOR-based variable rate borrowings.  These contracts carry fixed rates ranging from 3.6% to 4.3% and have expiration dates ranging from 2019 to 2020.  These swap agreements qualify as hedging instruments and have been designated as cash flow hedges of forecasted LIBOR-based interest payments.  Based on LIBOR-based swap yield curves as of September 30, 2019, the Company expects to reclassify losses of $17.4 million out of AOCI into earnings during the next 12 months.  The Company’s LIBOR-based variable rate borrowings outstanding as of September 30, 2019 were $927.6 million and €602.7 million.

The Company had eight foreign currency forward contracts outstanding as of September 30, 2019 with notional amounts ranging from $7.5 million to $47.3 million. These contracts are used to hedge the change in fair value of recognized foreign currency denominated assets or liabilities caused by changes in currency exchange rates.  The changes in the fair value of these contracts generally offset the changes in the fair value of a corresponding amount of the hedged items, both of which are included within “Other operating expense, net” in the Condensed Consolidated Statements of Operations.  The Company’s foreign currency forward contracts are subject to master netting arrangements or agreements between the Company and each counterparty for the net settlement of all contracts through a single payment in a single currency in the event of default on or termination of any one contract with that certain counterparty.  It is the Company’s practice to recognize the gross amounts in the Condensed Consolidated Balance Sheets.  The amount available to be netted is not material.

The Company’s (losses) gains on derivative instruments not designated as accounting hedges and total net foreign currency (losses) gains for the three and nine month periods ended September 30, 2019 and 2018 were as follows.

	For the Three Month Period Ended September 30,		For the Nine Month Period Ended September 30,
	2019	2018	2019	2018
Foreign currency forward contracts (losses) gains	$(5.9)	$(0.4)	$(9.7)	$5.8
Total foreign currency transaction gains (losses), net	0.6	0.8	(3.1)	0.6

The Company has a significant investment in consolidated subsidiaries with functional currencies other than the USD, particularly the EUR. On August 17, 2017, the Company designated its €615.0 million Euro Term Loan as a hedge of the Company’s net investment in subsidiaries with EUR functional currencies. As of September 30, 2019, the Euro Term Loan of €602.7 million remained designated.

The Company’s gains, net of income tax, associated with changes in the value of debt for the three and nine month periods ended September 30, 2019 and 2018 and the net balance of such gains included in accumulated other comprehensive (loss) income as of September 30, 2019 and 2018 were as follows.

	For the Three Month Period Ended September 30,		For the Nine Month Period Ended September 30,
	2019	2018	2019	2018
Gain, net of income tax, recorded through other comprehensive income	$21.6	$3.5	$26.3	$18.0
Balance included in accumulated other comprehensive (loss) income as of September 30, 2019 and 2018, respectively			$82.8	$50.1

For the periods presented, all cash flows associated with derivatives were classified as operating cash flows in the Condensed Consolidated Statements of Cash Flows.

Index

Fair Value Measurements

A financial instrument is defined as cash or cash equivalents, evidence of an ownership interest in an entity, or a contract that creates a contractual obligation or right to deliver or receive cash or another financial instrument from another party. The Company’s financial instruments consist primarily of cash and cash equivalents, trade accounts receivables, trade accounts payables, deferred compensation assets and obligations, derivatives and debt instruments. The carrying values of cash and cash equivalents, trade accounts receivables, trade accounts payables and variable rate debt instruments are a reasonable estimate of their respective fair values.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or more advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The fair value hierarchy is based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value as follows.

Level 1	Quoted prices (unadjusted) in active markets for identical assets or liabilities as of the reporting date.

Level 2
Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities as of the reporting date.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The following table summarizes the Company’s financial assets and liabilities measured at fair value on a recurring basis as of September 30, 2019 and December 31, 2018.

	September 30, 2019
	Level 1	Level 2	Level 3	Total
Financial Assets
Foreign currency forwards(1)	$—	$0.1	$—	$0.1
Trading securities held in deferred compensation plan(2)	6.7	—	—	6.7
Total	$6.7	$0.1	$—	$6.8
Financial Liabilities
Foreign currency forwards(1)	$—	$4.7	$—	$4.7
Interest rate swaps(3)	—	17.6	—	17.6
Deferred compensation plan(2)	6.7	—	—	6.7
Total	$6.7	$22.3	$—	$29.0

	December 31, 2018
	Level 1	Level 2	Level 3	Total
Financial Assets
Foreign currency forwards(1)	$—	$1.3	$—	$1.3
Trading securities held in deferred compensation plan(2)	5.8	—	—	5.8
Total	$5.8	$1.3	$—	$7.1
Financial Liabilities
Foreign currency forwards(1)	$—	$0.1	$—	$0.1
Interest rate swaps(3)	—	19.9	—	19.9
Deferred compensation plan(2)	5.8	—	—	5.8
Total	$5.8	$20.0	$—	$25.8

Index

(1)	Based on calculations that use readily observable market parameters as their basis, such as spot and forward rates.

(2)	Based on the quoted price of publicly traded mutual funds which are classified as trading securities and accounted for using the mark-to-market method.

(3)
Measured as the present value of all expected future cash flows based on the LIBOR-based swap yield curves as of September 30, 2019.  The present value calculation uses discount rates that have been adjusted to reflect the credit quality of the Company and its counterparties.

Note 12. Revenue from Contracts with Customers

Overview

The Company recognizes revenue when the Company has satisfied its obligation and control is transferred to the customer. The amount of revenue recognized includes adjustments for any variable consideration, such as rebates, sales discounts, liquidated damages, etc., which are included in the transaction price, and allocated to each performance obligation. The variable consideration is estimated throughout the course of the contract using the Company’s best estimates. Judgments impacting variable consideration related to material rebate and sales discount programs, and significant contracts containing liquidated damage clauses are governed by management review processes.

The majority of the Company’s revenues are derived from short duration contracts and revenue is recognized at a single point in time when control is transferred to the customer, generally at shipment or when delivery has occurred or services have been rendered.

The Company has certain long duration engineered to order (‘‘ETO’’) contracts that require highly engineered solutions designed to customer specific applications. For contracts where the contractual deliverables have no alternative use and the contract termination clauses provide for the recovery of cost plus a reasonable margin, revenue is recognized over time based on the Company’s progress in satisfying the contractual performance obligations, generally measured as the ratio of actual costs incurred to date to the estimated total costs to complete the contract. For contracts with termination provisions that do not provide for recovery of cost and a reasonable margin, revenue is recognized at a point in time, generally at shipment or delivery to the customer. Identification of performance obligations, determination of alternative use, assessment of contractual language regarding termination provisions, and estimation of total project costs are all significant judgments required in the application of ASC 606.

Contractual specifications and requirements may be modified. The Company considers contract modifications to exist when the modification either creates new or changes the existing enforceable rights and obligations. In the event a contract modification is for goods or services that are not distinct in the contract, and therefore, form part of a single performance obligation that is partially satisfied as of the modification date, the effect of the contract modification on the transaction price and the Company’s measure of progress for the performance obligation to which it relates, is recognized on a cumulative catch-up basis.

Taxes assessed by a government authority that are both imposed on and concurrent with a specific revenue-producing transaction, that are collected by the Company from a customer, are excluded from revenue. Sales commissions are due at either collection of payment from customers or recognition of revenue. Applying the practical expedient from ASC 340-40-25-4, the Company recognizes the incremental costs of obtaining contracts as an expense when incurred if the amortization period of the assets that the Company otherwise would have recognized is one year or less. These costs are included in ‘‘Selling and administrative expenses’’ in the Condensed Consolidated Statements of Operations.

Index

Disaggregation of Revenue

The following tables provide disaggregated revenue by reportable segment for the three month periods ended September 30, 2019 and 2018.

	For the Three Month Period Ended September 30, 2019
	Industrials	Energy	Medical	Total
Primary Geographic Markets
United States	$98.6	$114.9	$25.7	$239.2
Other Americas	23.2	20.8	6.6	50.6
Total Americas	$121.8	$135.7	$32.3	$289.8
EMEA	149.8	38.5	28.1	216.4
Asia Pacific	44.3	34.3	11.9	90.5
Total	$315.9	$208.5	$72.3	$596.7

Product Categories
Original equipment(1)	$216.6	$79.4	$70.5	$366.5
Aftermarket(2)	99.3	129.1	1.8	230.2
Total	$315.9	$208.5	$72.3	$596.7

Pattern of Revenue Recognition
Revenue recognized at point in time(3)	$305.9	$184.9	$72.3	$563.1
Revenue recognized over time(4)	10.0	23.6	—	33.6
Total	$315.9	$208.5	$72.3	$596.7

	For the Three Month Period Ended September 30, 2018
	Industrials	Energy	Medical	Total
Primary Geographic Markets
United States	$96.7	$200.1	$31.1	$327.9
Other Americas	19.9	29.4	0.7	50.0
Total Americas	$116.6	$229.5	$31.8	$377.9
EMEA	156.2	44.9	27.7	228.8
Asia Pacific	47.2	24.4	11.0	82.6
Total	$320.0	$298.8	$70.5	$689.3

Product Categories
Original equipment(1)	$221.2	$127.8	$68.3	$417.3
Aftermarket(2)	98.8	171.0	2.2	272.0
Total	$320.0	$298.8	$70.5	$689.3

Pattern of Revenue Recognition
Revenue recognized at point in time(3)	$309.4	$278.5	$70.5	$658.4
Revenue recognized over time(4)	10.6	20.3	—	30.9
Total	$320.0	$298.8	$70.5	$689.3

(1)	Revenues from sales of capital equipment within the Industrials and Energy Segments and sales of components to original equipment manufacturers in the Medical Segment.

(2)	Revenues from sales of spare parts, accessories, other components and services in support of maintaining customer owned, installed base of the Company’s original equipment.

(3)
Revenues from short and long duration product and service contracts recognized at a point in time when control is transferred to the customer generally when products delivery has occurred and services have been rendered.

(4)
Revenues primarily from long duration ETO product contracts and certain contracts for the delivery of a significant volume of substantially similar products recognized over time as contractual performance obligations are completed.

Index

The following tables provide disaggregated revenue by reportable segment for the nine month periods ended September 30, 2019 and 2018.

	For the Nine Month Period Ended September 30, 2019
	Industrials	Energy	Medical	Total
Primary Geographic Markets
United States	$300.7	$397.8	$83.9	$782.4
Other Americas	70.0	63.1	7.5	140.6
Total Americas	$370.7	$460.9	$91.4	$923.0
EMEA	457.8	108.3	84.0	650.1
Asia Pacific	139.7	95.2	38.1	273.0
Total	$968.2	$664.4	$213.5	$1,846.1

Product Categories
Original equipment(1)	$667.2	$260.9	$207.7	$1,135.8
Aftermarket(2)	301.0	403.5	5.8	710.3
Total	$968.2	$664.4	$213.5	$1,846.1

Pattern of Revenue Recognition
Revenue recognized at point in time(3)	$936.2	$603.9	$213.5	$1,753.6
Revenue recognized over time(4)	32.0	60.5	—	92.5
Total	$968.2	$664.4	$213.5	$1,846.1

	For the Nine Month Period Ended September 30, 2018
	Industrials	Energy	Medical	Total
Primary Geographic Markets
United States	$278.2	$538.6	$77.2	$894.0
Other Americas	58.1	85.0	2.1	145.2
Total Americas	$336.3	$623.6	$79.3	$1,039.2
EMEA	481.8	115.3	82.4	679.5
Asia Pacific	147.6	75.2	35.6	258.4
Total	$965.7	$814.1	$197.3	$1,977.1

Product Categories
Original equipment(1)	$662.5	$337.7	$190.5	$1,190.7
Aftermarket(2)	303.2	476.4	6.8	786.4
Total	$965.7	$814.1	$197.3	$1,977.1

Pattern of Revenue Recognition
Revenue recognized at point in time(3)	$931.2	$776.3	$197.3	$1,904.8
Revenue recognized over time(4)	34.5	37.8	—	72.3
Total	$965.7	$814.1	$197.3	$1,977.1

(1)	Revenues from sales of capital equipment within the Industrials and Energy Segments and sales of components to original equipment manufacturers in the Medical Segment.

(2)	Revenues from sales of spare parts, accessories, other components and services in support of maintaining customer owned, installed base of the Company’s original equipment.

(3)
Revenues from short and long duration product and service contracts recognized at a point in time when control is transferred to the customer generally when products delivery has occurred and services have been rendered.

(4)
Revenues primarily from long duration ETO product contracts and certain contracts for the delivery of a significant volume of substantially similar products recognized over time as contractual performance obligations are completed.

Index

Performance Obligations

The majority of the Company’s contracts have a single performance obligation as the promise to transfer goods and/or services.  For contracts with multiple performance obligations, the Company utilizes observable prices to determine standalone selling price or cost plus margin if a standalone price is not available. The Company has elected to account for shipping and handling activities as fulfillment costs and not a separate performance obligation.  If control transfers and related revenue is recognized for the related good before the shipping and handling activities occur, the related costs of those shipping and handling activities are accrued.

The Company’s primary performance obligations include delivering standard or configured to order (“CTO”) goods to customers, designing and manufacturing a broad range of equipment customized to a customer’s specifications in ETO arrangements, rendering of services (maintenance and repair contracts), and certain extended or service type warranties.  For incidental items that are immaterial in the context of the contract, costs are expensed as incurred or accrued at delivery.

As of September 30, 2019, for contracts with an original duration greater than one year, the Company expects to recognize revenue in the future related to unsatisfied (or partially satisfied) performance obligations of $174.1 million in the next twelve months and $56.8 million in periods thereafter. The performance obligations that are unsatisfied (or partially satisfied) are primarily related to orders for goods or services that were placed prior to the end of the reporting period and have not been delivered to the customer, on-going work on ETO contracts where revenue is recognized over time and service contracts with an original duration greater than one year.

Contract Balances

The following table provides the contract balances as of September 30, 2019 and December 31, 2018 presented in the Condensed Consolidated Balance Sheets.

	September 30, 2019	December 31, 2018
Accounts receivable	$458.4	$525.4
Contract assets	27.5	19.6
Contract liabilities	64.9	69.6

Accounts receivable – Amounts due where the Company’s right to receive cash is unconditional.

Contract assets – The Company’s rights to consideration for the satisfaction of performance obligations subject to constraints apart from timing.  Contract assets are transferred to receivables when the right to collect consideration becomes unconditional.  Contract assets are presented net of progress billings and related advances from customers.

Contract liabilities – Advance payments received from customers for contracts for which revenue is not yet recognized. Contract liability balances are generally recognized in revenue within twelve months.

Contract assets and liabilities are reported on the Condensed Consolidated Balance Sheets on a contract-by-contract basis at the end of each reporting period.  Contract assets and liabilities are presented net on a contract level, where required.

Payments from customer are generally due 30-60 days after invoicing. Invoicing for sales of standard products generally coincides with shipment or delivery of goods. Invoicing for CTO and ETO contracts typically follows a schedule for billing at contractual milestones. Payment milestones normally include down payments upon the contract signing, completion of product design, completion of customer’s preliminary inspection, shipment or delivery, completion of installation, and customer’s on-site inspection. The timing of revenue recognition, billings and cash collections results in billed accounts receivable, unbilled receivables (contract assets) and customer advances and deposits (contract liabilities) on the Condensed Consolidated Balance Sheets.

The Company has elected the practical expedient from ASC 606-10-32-18 and does not adjust the transaction price for the effects of a financing component if, at contract inception, the period between when the Company transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less.

Index

Note 13. Income Taxes

The following table summarizes the Company’s provision for income taxes and effective income tax provision rate for the three and nine month periods ended September 30, 2019 and 2018.

	For the Three Month Period Ended September 30,		For the Nine Month Period Ended September 30,
	2019	2018	2019	2018
Income before income taxes	$50.3	$94.8	$162.6	$238.1
Provision for income taxes	$9.0	$22.6	$29.2	$63.2
Effective income tax provision rate	17.9%	23.8%	18.0%	26.5%

The decrease in the provision for income taxes and decrease in the effective income tax provision rate for the three month period ended September 30, 2019 when compared to the same three month period of 2018 is primarily due to the benefits relating to return-to-provision adjustments, windfall tax deductions and an increase in the amount of earnings generated in countries with lower statutory tax rates.

The decrease in the provision for income taxes and decrease in the effective income tax provision rate for the nine month period ended September 30, 2019 when compared to the same nine month period of 2018 is primarily due to the benefits relating to return-to-provision adjustments, windfall tax deductions and an increase in the amount of earnings generated in countries with lower statutory tax rates as well as the Transition Tax imposed under the Tax Cuts and Jobs Act of 2017 impacting the three month period ended March 31, 2018.

Note 14. Leases

The Company adopted ASC 842 on January 1, 2019 using the optional transition method.  See Note 1 “Condensed Consolidated Financial Statements” for further discussion of the adoption.

The Company has operating and financing leases for real estate, vehicles, IT equipment, office equipment and production equipment.  The Company determines if an arrangement is a lease and identifies the classification of the lease as a financing lease or an operating lease at inception.  Operating leases are recorded as operating lease right-of-use assets (“ROU assets”) in “Other assets” and operating lease liabilities in “Accrued liabilities” and “Other liabilities” in the Condensed Consolidated Balance Sheets.  Financing leases are recorded as financing ROUs in “Property, plant and equipment” and lease liabilities in “Short-term borrowings and current maturities of long-term debt” and “Long-term debt, less current maturities” in the Condensed Consolidated Balance Sheets.

At the date of commencement, lease liabilities are recorded at the present value of the future minimum lease payments over the lease term.  The lease term is equal to the initial term at commencement plus any renewal or extension options that the Company is reasonably certain will be exercised.  ROU assets at the date of commencement are equal to the amount of the initial lease liability, the initial direct costs incurred by the Company and any prepaid lease payments less any incentives received.

Subsequent to the commencement date, operating lease liabilities are recorded at the present value of unpaid lease payments discounted at a discount rate established at the commencement date.  Due to the absence of an implicit rate in the Company’s lease contracts, an incremental borrowing rate is used in the determination of the present value of future lease payments.  Incremental borrowing rates for a lease are based on the lease term, lease currency and the Company’s credit spread.  Operating ROU assets are recorded as the beginning balance less accumulated amortization with accumulated amortization equaling the straight-lined lease expense less the periodic accretion of the lease liability using the effective interest rate method.

Subsequent to the commencement date, financing lease liabilities are increased to reflect interest on the lease liability and decreased for principal lease payments made.  The financing ROU asset is measured at cost less amortization expense and any accumulated impairment loss.  Amortization expense is calculated on a straight-line basis over the lease term or remaining useful life.

The Company’s lease terms allow for the extension or termination of its leases and accounts for the extension and termination when it is reasonably certain that the Company will exercise the option or terminate the lease. Reassessment of the lease term occurs when there is a significant event or a significant change in circumstances that is within the control of the Company that directly affects whether the Company is reasonably certain to exercise or not to exercise an option to extend or terminate the lease or to purchase the underlying asset.

Index

Contractual specifications and requirements may be modified.  The Company considers contract modifications to exist when the modification includes a change to the contractual terms, scope of the lease or the consideration given.  In the event that the right to use an additional asset is granted and the lease payments associated with the additional asset are commensurate with the ROU asset’s standalone price, the modification is accounted for as a separate contract and the original contract remains unchanged.  In the event that a single lease is modified, the Company reassessed the classification of the modified lease as of the effective date of the modification based on the modified terms and accounts for initial direct costs, lease incentives and any other payments made to or by the Company in connection with the modification in the same manner that items would be accounted for in connection with a new lease.  If there is an additional ROU asset included, the lease term is extended or reduced, or the consideration is the only change in the contract, the Company reallocates the remaining consideration in the contract and remeasures the lease liability using a discount rate determined at the effective date of the modification.  The remeasured lease liability for the modified lease is an adjustment to the corresponding ROU asset and does not impact the Condensed Consolidated Statements of Operations.  In the event of a full or partial termination, the carrying value of the ROU asset decreases on a basis proportionate to the full or partial termination and any difference between the reduction in the lease liability and the proportionate reduction of the ROU asset is recognized as a gain or loss at the effective date of the modification.

The Company elected not to recognize short-term leases on its balance sheet and continues to expense such leases.

The components of lease expense for the three and nine month periods ended September 30, 2019 were as follows.

	For the Three Month Period Ended September 30, 2019	For the Nine Month Period Ended September 30, 2019
Operating lease cost	$5.1	$16.1

Finance lease cost
Amortization of right-of-use assets	$0.4	$1.1
Interest on lease liabilities	0.4	1.2
Total finance lease cost	$0.8	$2.3

Short-term lease cost	$0.4	$0.9

Supplemental cash flow information related to leases was as follows.

For the Nine Month Period Ended September 30, 2019
Supplemental Cash Flows Information
Cash Paid for Amounts Included in the Measurement of Lease Liabilities
Operating cash flows from operating leases	$16.0
Operating cash flows from finance leases	$1.2
Financing cash flows from finance leases	$0.6
Leased Assets Obtained in Exchange for New Operating Lease Liabilities	$6.3

Index

Supplemental balance sheet information related to leases was as follows.

September 30, 2019
Operating leases
Other assets	$54.7

Accrued liabilities	16.6
Other liabilities	38.6
Total operating lease liabilities	$55.2

Finance Leases
Property, plant and equipment	$24.3

Short-term borrowings and current maturities of long-term debt	1.0
Long-term debt, less current maturities	24.7
Total finance lease liabilities	$25.7

Weighted Average Remaining Lease Term (in years)
Operating leases	4.5
Finance leases	13.8

Weighted Average Discount Rate
Operating leases	2.3%
Finance leases	6.3%

Maturities of lease liabilities as of September 30, 2019 were as follows.

	Operating Leases	Finance Leases
2019 (excluding the nine months ended September 30, 2019)	$4.8	$0.6
2020	16.9	2.6
2021	12.4	2.6
2022	8.5	2.6
2023	5.8	2.7
Thereafter	9.5	28.8
Total lease payments	$57.9	$39.9
Less imputed interest	(2.7)	(14.2)
Total	$55.2	$25.7

As of December 31, 2018, future minimum rental payments for operating leases for the five years subsequent to December 31, 2018 and thereafter were approximately $25.8 million, $19.5 million, $13.9 million, $7.7 million, $5.4 million and $9.4 million, respectively.  As of December 31, 2018, future minimum rental payments for capital leases for the five years subsequent to December 31, 2018 and thereafter were approximately $0.8 million, $1.0 million, $1.1 million, $1.2 million, $1.4 million and $20.7 million, respectively.

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Note 15. Supplemental Information

The components of “Other operating expense, net” for the three month and nine month periods ended September 30, 2019 and 2018 were as follows.

	For the Three Month Period Ended September 30,		For the Nine Month Period Ended September 30,
	2019	2018	2019	2018
Other Operating Expense, Net
Foreign currency transaction (gains) losses, net	$(0.6)	$(0.8)	$3.1	$(0.6)
Restructuring charges, net (1)	8.1	5.4	10.9	5.4
Shareholder litigation settlement recoveries (2)	—	—	(6.0)	(4.5)
Acquisition related expenses and non-cash charges (3)	15.3	0.5	34.1	6.3
Losses (gains) on asset disposals	0.2	0.1	(0.1)	(1.1)
Other, net	(0.1)	0.8	1.1	5.3
Total other operating expense, net	$22.9	$6.0	$43.1	$10.8

Certain prior period amounts in these condensed consolidated financial statements have been reclassified to conform to the current period presentation.

(1)	See Note 3 “Restructuring.”

(2)	Represents an insurance recovery of the Company’s shareholder litigation settlement in 2014.

(3)
Represents costs associated with successful and/or abandoned acquisitions, including third-party expenses, post-closure integration costs (including certain incentive and non-incentive cash compensation costs), and non-cash charges and credits arising from fair value purchase accounting adjustments.

Note 16. Contingencies

The Company is a party to various legal proceedings, lawsuits and administrative actions, which are of an ordinary or routine nature for a company of its size and sector. The Company believes that such proceedings, lawsuits and administrative actions will not materially adversely affect its operations, financial condition, liquidity or competitive position. A more detailed discussion of certain of these proceedings, lawsuits and administrative actions is set forth below.

Asbestos and Silica Related Litigation

The Company has been named as a defendant in a number of asbestos-related and silica-related personal injury lawsuits. The plaintiffs in these suits allege exposure to asbestos or silica from multiple sources and typically the Company is one of approximately 25 or more named defendants.

Predecessors to the Company sometimes manufactured, distributed and/or sold products allegedly at issue in the pending asbestos and silica-related lawsuits (the ‘‘Products’’). However, neither the Company nor its predecessors ever mined, manufactured, mixed, produced or distributed asbestos fiber or silica sand, the materials that allegedly caused the injury underlying the lawsuits. Moreover, the asbestos-containing components of the Products, if any, were enclosed within the subject Products.

Although the Company has never mined, manufactured, mixed, produced or distributed asbestos fiber or silica sand nor sold products that could result in a direct asbestos or silica exposure, many of the companies that did engage in such activities or produced such products are no longer in operation. This has led to law firms seeking potential alternative companies to name in lawsuits where there has been an asbestos or silica related injury.

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The Company believes that the pending and future asbestos and silica-related lawsuits are not likely to, in the aggregate, have a material adverse effect on its consolidated financial position, results of operations or liquidity, based on: the Company’s anticipated insurance and indemnification rights to address the risks of such matters; the limited potential asbestos exposure from the Products described above; the Company’s experience that the vast majority of plaintiffs are not impaired with a disease attributable to alleged exposure to asbestos or silica from or relating to the Products or for which the Company otherwise bears responsibility; various potential defenses available to the Company with respect to such matters; and the Company’s prior disposition of comparable matters. However, inherent uncertainties of litigation and future developments, including, without limitation, potential insolvencies of insurance companies or other defendants, an adverse determination in the Adams County Case (discussed below), or other inability to collect from the Company’s historical insurers or indemnitors, could cause a different outcome. While the outcome of legal proceedings is inherently uncertain, based on presently known facts, experience, and circumstances, the Company believes that the amounts accrued on its balance sheet are adequate and that the liabilities arising from the asbestos and silica-related personal injury lawsuits will not have a material adverse effect on the Company’s consolidated financial position, results of operations or liquidity. ‘‘Accrued liabilities’’ and ‘‘Other liabilities’’ in the Condensed Consolidated Balance Sheets include a total litigation reserve of $100.1 million and $105.8 million as of September 30, 2019 and December 31, 2018, respectively, with regards to potential liability arising from the Company’s asbestos-related litigation. Asbestos related defense costs are excluded from the asbestos claims liability and are recorded separately as services are incurred. In the event of unexpected future developments, it is possible that the ultimate resolution of these matters may be material to the Company’s consolidated financial position, results of operation or liquidity.

The Company has entered into a series of agreements with certain of its or its predecessors’ legacy insurers and certain potential indemnitors to secure insurance coverage and/or reimbursement for the costs associated with the asbestos and silica-related lawsuits filed against the Company. The Company has also pursued litigation against certain insurers or indemnitors, where necessary. The Company has an insurance recovery receivable for probable asbestos related recoveries of approximately $102.8 million and $103.0 million as of September 30, 2019 and December 31, 2018, respectively, which was included in ‘‘Other assets’’ in the Condensed Consolidated Balance Sheets.

The largest such recent action, Gardner Denver, Inc. v. Certain Underwriters at Lloyd’s, London, et al., was filed on July 9, 2010, in the Eighth Judicial Circuit, Adams County, Illinois, as case number 10-L-48 (the ‘‘Adams County Case’’). In the lawsuit, the Company seeks, among other things, to require certain excess insurer defendants to honor their insurance policy obligations to the Company, including payment in whole or in part of the costs associated with the asbestos-related lawsuits filed against the Company. In October 2011, the Company reached a settlement with one of the insurer defendants, which had issued both primary and excess policies, for approximately the amount of such defendant’s policies that were subject to the lawsuit. Since then, the case has been proceeding through the discovery and motions process with the remaining insurer defendants. On January 29, 2016, the Company prevailed on the first phase of that discovery and motions process (‘‘Phase I’’). Specifically, the Court in the Adams County Case ruled that the Company has rights under all of the policies in the case, subject to their terms and conditions, even though the policies were sold to the Company’s former owners rather than to the Company itself. On June 9, 2016, the Court denied a motion by several of the insurers who sought permission to appeal the Phase I ruling immediately rather than waiting until the end of the whole case as is normally required. The case is now proceeding through the discovery process regarding the remaining issues in dispute (‘‘Phase II’’).

A majority of the Company’s expected future recoveries of the costs associated with the asbestos-related lawsuits are the subject of the Adams County Case.

The amounts recorded by the Company for asbestos-related liabilities and insurance recoveries are based on currently available information and assumptions that the Company believes are reasonable based on an evaluation of relevant factors. The actual liabilities or insurance recoveries could be higher or lower than those recorded if actual results vary significantly from the assumptions. There are a number of key variables and assumptions including the number and type of new claims to be filed each year, the resolution or outcome of these claims, the average cost of resolution of each new claim, the amount of insurance available, allocation methodologies, the contractual terms with each insurer with whom the Company has reached settlements, the resolution of coverage issues with other excess insurance carriers with whom the Company has not yet achieved settlements, and the solvency risk with respect to the Company’s insurance carriers. Other factors that may affect the future liability include uncertainties surrounding the litigation process from jurisdiction to jurisdiction and from case to case, legal rulings that may be made by state and federal courts, and the passage of state or federal legislation. The Company makes the necessary adjustments for the asbestos liability and corresponding insurance recoveries on an annual basis unless facts or circumstances warrant assessment as of an interim date.

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Environmental Matters

The Company has been identified as a potentially responsible party (‘‘PRP’’) with respect to several sites designated for cleanup under U.S. federal ‘‘Superfund’’ or similar state laws that impose liability for cleanup of certain waste sites and for related natural resource damages. Persons potentially liable for such costs and damages generally include the site owner or operator and persons that disposed or arranged for the disposal of hazardous substances found at those sites. Although these laws impose joint and several liability on PRPs, in application the PRPs typically allocate the investigation and cleanup costs based upon the volume of waste contributed by each PRP. Based on currently available information, the Company was only a small contributor to these waste sites, and the Company has, or is attempting to negotiate, de minimis settlements for their cleanup. The cleanup of the remaining sites is substantially complete and the Company’s future obligations entail a share of the sites’ ongoing operating and maintenance expense. The Company is also addressing four on-site cleanups for which it is the primary responsible party. Three of these cleanup sites are in the operation and maintenance stage and one is in the implementation stage.

The Company has undiscounted accrued liabilities of $6.7 million and $6.9 million as of September 30, 2019 and December 31, 2018, respectively, on its Condensed Consolidated Balance Sheets to the extent costs are known or can be reasonably estimated for its remaining financial obligations for the environmental matters discussed above and does not anticipate that any of these matters will result in material additional costs beyond amounts accrued. Based upon consideration of currently available information, the Company does not anticipate any material adverse effect on its results of operations, financial condition, liquidity or competitive position as a result of compliance with federal, state, local or foreign environmental laws or regulations, or cleanup costs relating to these matters.

Note 17. Segment Results

A description of the Company’s three reportable segments, including the specific products manufactured and sold follows below.

In the Industrials segment, the Company designs, manufactures, markets and services a broad range of air compression, vacuum and blower products across a wide array of technologies and applications. Almost every manufacturing and industrial facility, and many service and process industries, use air compression and vacuum products in a variety of applications such as operation of pneumatic air tools, vacuum packaging of food products and aeration of waste water. The Company maintains a leading position in its markets and serves customers globally. The Company offers comprehensive aftermarket parts and an experienced direct and distributor-based service network world-wide to complement all of its products.

In the Energy segment, the Company designs, manufactures, markets and services a diverse range of positive displacement pumps, liquid ring vacuum pumps and compressors, and engineered loading systems and fluid transfer equipment, consumables, and associated aftermarket parts and services. It serves customers in the upstream, midstream, and downstream oil and gas markets, and various other markets including petrochemical processing, power generation, transportation, and general industrial. The Company is one of the largest suppliers in these markets and has long-standing customer relationships. Its positive displacement pumps are used in the oilfield for drilling, hydraulic fracturing, completion and well servicing. Its liquid ring vacuum pumps and compressors are used in many power generation, mining, oil and gas refining and processing, chemical processing and general industrial applications including flare gas and vapor recovery, geothermal gas removal, vacuum de-aeration, enhanced oil recovery, water extraction in mining and paper and chlorine compression in petrochemical operations. Its engineered loading systems and fluid transfer equipment ensure the safe handling and transfer of crude oil, liquefied natural gas, compressed natural gas, chemicals, and bulk materials.

In the Medical segment, the Company designs, manufactures and markets a broad range of highly specialized gas, liquid and precision syringe pumps and compressors primarily for use in the medical, laboratory and biotechnology end markets. The Company’s customers are mainly medium and large durable medical equipment suppliers that integrate the Company’s products into their final equipment for use in applications such as oxygen therapy, blood dialysis, patient monitoring, wound treatment, and others. Further, with the recent acquisitions, the Company has expanded into liquid handling components and systems used in biotechnology applications including clinical analysis instrumentation. The Company also has a broad range of end use deep vacuum products for laboratory science applications.

The Chief Operating Decision Maker (‘‘CODM’’) evaluates the performance of the Company’s reportable segments based on, among other measures, Segment Adjusted EBITDA. Management closely monitors the Segment Adjusted EBITDA of each reportable segment to evaluate past performance and actions required to improve profitability. Inter-segment sales and transfers are not significant. Administrative expenses related to the Company’s corporate offices and shared service centers in the United States and Europe, which includes transaction processing, accounting and other business support functions, are allocated to the business segments. Certain administrative expenses, including senior management compensation, treasury, internal audit, tax compliance, certain information technology, and other corporate functions, are not allocated to the business segments.

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The following table provides summarized information about the Company’s operations by reportable segment and reconciles Segment Adjusted EBITDA to Income Before Income Taxes for the three month and nine month periods ended September 30, 2019 and 2018.

	For the Three Month Period Ended September 30,		For the Nine Month Period Ended September 30,
	2019	2018	2019	2018
Revenue
Industrials	$315.9	$320.0	$968.2	$965.7
Energy	208.5	298.8	664.4	814.1
Medical	72.3	70.5	213.5	197.3
Total Revenue	$596.7	$689.3	$1,846.1	$1,977.1
Segment Adjusted EBITDA
Industrials	$70.1	$72.1	$217.7	$210.0
Energy	55.4	94.9	171.7	242.5
Medical	22.4	20.5	63.8	54.4
Total Segment Adjusted EBITDA	$147.9	$187.5	$453.2	$506.9
Less items to reconcile Segment Adjusted EBITDA to Income
Before Income Taxes:
Corporate expenses not allocated to segments(1)	$5.7	$5.3	$23.3	$14.8
Interest expense	23.2	24.4	68.0	76.5
Depreciation and amortization expense	43.1	44.4	132.9	134.6
Restructuring and related business transformation costs(2)	9.9	12.3	16.1	25.2
Acquisition related expenses and non-cash charges(3)	15.9	2.8	34.7	13.1
Expenses related to public stock offerings(4)	—	0.3	—	2.2
Establish public company financial reporting compliance(5)	—	1.3	0.6	3.2
Stock-based compensation(6)	0.5	1.1	16.9	2.9
Foreign currency transaction (gains) losses, net	(0.6)	(0.8)	3.1	(0.6)
Loss on extinguishment of debt (7)	—	0.9	0.2	1.0
Shareholder litigation settlement recoveries(8)	—	—	(6.0)	(4.5)
Other adjustments(9)	(0.1)	0.7	0.8	0.4
Income Before Income Taxes	$50.3	$94.8	$162.6	$238.1

(1)	Includes insurance recoveries of asbestos legal fees of $5.6 million in the nine month period ended September 30, 2018.

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(2)	Restructuring and related business transformation costs consist of the following.

	For the Three Month Period Ended September 30,		For the Nine Month Period Ended September 30,
	2019	2018	2019	2018
Restructuring charges	$8.1	$5.4	$10.9	$5.4
Severance, sign-on, relocation and executive search costs	0.1	(0.1)	1.3	3.8
Facility reorganization, relocation and other costs	0.8	1.1	1.9	2.4
Information technology infrastructure transformation	0.2	0.3	0.9	0.5
Losses (gains) on asset disposals	0.2	0.1	(0.1)	(1.1)
Consultant and other advisor fees	0.1	3.4	0.3	10.0
Other, net	0.4	2.1	0.9	4.2
Total restructuring and related business transformation costs	$9.9	$12.3	$16.1	$25.2

(3)
Represents costs associated with successful and/or abandoned acquisitions, including third-party expenses, post-closure integration costs (including certain incentive and non-incentive cash compensation costs) and non-cash charges and credits arising from fair value purchase accounting adjustments.

(4)	Represents certain expenses related to the Company’s secondary stock offerings.

(5)
Represents third-party expenses to comply with the requirements of Sarbanes-Oxley and the accelerated adoption of the new accounting standards (ASC 606 – Revenue from Contracts with Customers and ASC 842 – Leases) in the first quarter of 2018 and 2019, respectively, one year ahead of the required adoption dates for a private company.

(6)
Represents stock-based compensation expense recognized for the three month and nine month periods ended September 30, 2019 of $(0.2) million and $13.4 million, respectively, increased by $0.7 million and $3.5 million for the three month and nine month periods ended September 30, 2019, respectively, due to costs associated with employer taxes.

Represents stock-based compensation expense recognized for the three month period ended September 30, 2018 of $0.9 million and employer taxes related to stock option exercises of $0.2 million.  Represents stock-based compensation expense recognized for the nine month period ended September 30, 2018 of $6.1 million, reduced by $3.2 million primarily due to a decrease in the estimated accrual for employer taxes related to DSUs as a result of the achievement of employer tax caps in countries outside of the United States.

(7)	Represents losses on extinguishment of a portion of the U.S. term loan and the amendment of the revolving credit facility.

(8)	Represents an insurance recovery of the Company’s shareholder litigation settlement in 2014.

(9)
Includes (i) effects of amortization of prior service costs and amortization of losses in pension and other postemployment (“OPEB”) expense, (ii) certain legal and compliance costs and (iii) other miscellaneous adjustments.

Note 18. Related Party Transactions

Affiliates of KKR participated as a lender in the Company’s Senior Secured Credit Facilities.  KKR held a position in the Euro Term Loan Facility of €48.1 million as of September 30, 2019.

The Company entered into Amendment No. 4 to the Credit Agreement on June 28, 2019. See Note 8 “Debt” for further discussion of Amendment No 4.  KKR Affiliates were a joint lead arranger and bookrunner of the Amendment. KKR Affiliates earned $0.4 million in structuring fees for the nine month period ended September 30, 2019 for their involvement in the Amendment.

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Note 19. Earnings Per Share

The computations of basic and diluted earnings per share are as follows.

	For the Three Month Period Ended September 30,		For the Nine Month Period Ended September 30,
	2019	2018	2019	2018
Net income	$41.3	$72.2	$133.4	$174.9
Average shares outstanding
Basic	204.2	201.9	203.1	201.8
Diluted	209.0	209.1	208.6	209.6
Earnings per share
Basic	$0.20	$0.36	$0.66	$0.87
Diluted	$0.20	$0.35	$0.64	$0.83

The DSUs described in Note 16, “Stock-Based Compensation Plans” to the consolidated financial statements in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2018 were considered outstanding shares for the purpose of computing basic earnings per share because they were issued solely upon the passage of time.

For the three month periods ended September 30, 2019 and 2018, there were 1.8 million and 0.8 million anti-dilutive shares that were not included in the computation of diluted earnings per share.  For the nine month periods ended September 30, 2019 and 2018, there were 1.8 million and 0.8 million anti-dilutive shares that were not included in the computation of diluted earnings per share.

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion contains management’s discussion and analysis of our financial condition and results of operations and should be read together with the unaudited condensed consolidated financial statements and the related notes thereto included elsewhere in this Quarterly Report on Form 10-Q.  This discussion contains forward-looking statements that reflect our plans, estimates and beliefs and involve numerous risks and uncertainties, including, but not limited to, those described in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and in this report.  Actual results may differ materially from those contained in any forward-looking statements.  You should carefully read “Special Note Regarding Forward-Looking Statements” in this Quarterly Report on Form 10-Q.

Overview

Our Company

We are a leading global provider of mission-critical flow control and compression equipment and associated aftermarket parts, consumables and services, which we sell across multiple attractive end-markets within the industrial, energy and medical industries. We manufacture one of the broadest and most complete ranges of compressor, pump, vacuum and blower products in our markets, which, combined with our global geographic footprint and application expertise, allows us to provide differentiated product and service offerings to our customers. Our products are sold under a collection of premier, market-leading brands, including Gardner Denver, CompAir, Nash, Emco Wheaton, Robuschi, Elmo Rietschle and Thomas, which we believe are globally recognized in their respective end-markets and known for product quality, reliability, efficiency and superior customer service.

Our Segments

We report our results of operations through three reportable segments: Industrials, Energy and Medical.

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Industrials

In the Industrials segment, we design, manufacture, market and service a broad range of air compression, vacuum and blower products, including associated aftermarket parts, consumables and services, across a wide array of technologies and applications for use in diverse end-markets.  Compressors are used to increase the pressure of air or gas, vacuum products are used to remove air or gas in order to reduce the pressure below atmospheric levels and blower products are used to produce a high volume of air or gas at low pressure.  We sell our Industrials products through an integrated network of direct sales representatives and independent distributors, which is strategically tailored to meet the dynamics of each target geography or end-market.

Energy

In the Energy segment, we design, manufacture, market and service a diverse range of positive displacement pumps, liquid ring vacuum pumps and compressors, and engineered loading systems and fluid transfer equipment, consumables, and associated aftermarket parts and services.  The highly engineered products offered by our Energy segment serve customers across upstream, midstream and downstream energy markets, as well as petrochemical processing, transportation and general industrial sectors.

Medical

In the Medical segment, we design, manufacture and market a broad range of highly specialized gas, liquid and precision syringe pumps and compressors that are specified by medical and laboratory equipment suppliers and integrated into their final equipment for use in applications such as oxygen therapy, blood dialysis, patient monitoring, wound treatment, among others.  We offer a comprehensive product portfolio across a breadth of pump technologies to address the medical and laboratory sciences pump and fluid handling industry, as well as a broad range of end use deep vacuum products for laboratory science applications.  Further, with recent acquisitions, we expanded into liquid handling components and systems used in biotechnology applications including clinical analysis instrumentation.

Transaction with Ingersoll Rand

On April 30, 2019, we entered into a definitive agreement with Ingersoll-Rand plc (“Ingersoll Rand”) pursuant to which Ingersoll Rand will separate its Industrial segment (“Ingersoll Rand Industrial”) and then combine it with our Company (the “Merger Agreement”). The transaction will be effected through a “Reverse Morris Trust” transaction pursuant to which Ingersoll Rand Industrial is expected to be spun-off to Ingersoll Rand’s shareholders and simultaneously merged with and surviving as a wholly-owned subsidiary of our Company (the “Merger”). Under the terms of the Merger Agreement, which has been unanimously approved by our Board of Directors and the Board of Directors of Ingersoll Rand, at the time of close, Ingersoll Rand will receive $1.9 billion in cash from Ingersoll Rand Industrial that will be funded by newly-issued debt assumed by us in the Merger. Upon close of the transaction, existing Ingersoll Rand shareholders will receive 50.1% of the shares of our Company on a fully diluted basis.

The Merger is expected to close in early 2020, subject to approval by our stockholders, regulatory approvals and customary closing conditions.

Components of Our Revenue and Expenses

Revenues

We generate revenue from sales of our highly engineered, application-critical products and by providing associated aftermarket parts, consumables and services. We sell our products and deliver aftermarket services both directly to end-users and through independent distribution channels, depending on the product line and geography. Below is a description of our revenues by segment and factors impacting total revenues.

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Industrials Revenue

Our Industrials Segment Revenues are generated primarily through sales of air compression, vacuum and blower products to customers in multiple industries and geographies. A significant portion of our sales in the Industrials segment are made to independent distributors. The majority of Industrials segment revenues are derived from short duration contracts and revenue is recognized at a single point in time when control is transferred to the customer, generally at shipment or when delivery has occurred or services have been rendered. Certain contracts may involve significant design engineering to customer specifications, and depending on the contractual terms, revenue is recognized either over the duration of the contract or at contract completion when equipment is delivered to the customer. Our large installed base of products in our Industrials segment drives demand for recurring aftermarket support services primarily composed of replacement part sales to our distribution partners and, to a lesser extent, by directly providing replacement parts and repair and maintenance services to end customers. Revenue for services is recognized when services are performed.

Energy Revenue

Our Energy Segment Revenues are generated primarily through sales of positive displacement pumps, liquid ring vacuum pumps, compressors and integrated systems and engineered fluid loading and transfer equipment and associated aftermarket parts, consumables and services for use primarily in upstream, midstream, downstream and petrochemical end-markets across multiple geographies. The majority of Energy segment revenues are derived from short duration contracts and revenue is recognized at a single point in time when control is transferred to the customer, generally at shipment or when delivery has occurred or services have been rendered. Certain contracts with customers in the mid- and downstream and petrochemical markets are higher sales value and often have longer lead times and involve more application specific engineering. Depending on the contractual terms, revenue is recognized either over the duration of the contract or at contract completion when equipment is delivered to the customer. Provisions for estimated losses on uncompleted contracts are recognized in the period in which such losses are determined to be probable. As a result, the timing of these contracts can result in significant variation in reported revenue from quarter to quarter. Our large installed base of products in our Energy segment drives demand for recurring aftermarket support services to customers, including replacement parts, consumables and repair and maintenance services. The mix of aftermarket to original equipment revenue within the Energy segment is impacted by trends in upstream energy activity in North America. Revenue for services is recognized when services are performed. Energy segment products and aftermarket parts, consumables and services are sold both directly to end customers and through independent distributors, depending on the product category and geography.

Medical Revenue

Our Medical Segment Revenues are generated primarily through sales of highly specialized gas, liquid and precision syringe pumps that are specified by medical and laboratory equipment suppliers for use in medical and laboratory applications. Our products are often subject to extensive collaborative design and specification requirements, as they are generally components specifically designed for, and integrated into, our customers’ products. Revenue is recognized when control is transferred to the customer, generally at shipment or when delivery has occurred. Our Medical segment also has limited aftermarket revenues related to certain products.

Expenses

Cost of Sales

Cost of sales includes the costs we incur, including purchased materials, labor and overhead related to manufactured products and aftermarket parts sold during a period. Depreciation related to manufacturing equipment and facilities is included in cost of sales. Purchased materials represent the majority of costs of sales, with steel, aluminum, copper and partially finished castings representing our most significant materials inputs. We have instituted a global sourcing strategy to take advantage of coordinated purchasing opportunities of key materials across our manufacturing plant locations.

Cost of sales for services includes the direct costs we incur, including direct labor, parts and other overhead costs including depreciation of equipment and facilities, to deliver repair, maintenance and other field services to our customers.

Selling and Administrative Expenses

Selling and administrative expenses consist of (i) salaries and other employee-related expenses for our selling and administrative functions and other activities not associated with the manufacture of products or delivery of services to customers; (ii) facility operating expenses for selling and administrative activities, including office rent, maintenance, depreciation and insurance; (iii) marketing and direct costs of selling products and services to customers including internal and external sales commissions; (iv) research and development expenditures; (v) professional and consultant fees; (vi) expenses related to our public stock offerings and to establish public company reporting compliance; and (vii) other miscellaneous expenses. Certain corporate expenses, including those related to our shared service centers in the United States and Europe, that directly benefit our businesses are allocated to our business segments. Certain corporate administrative expenses, including corporate executive compensation, treasury, certain information technology, internal audit and tax compliance, are not allocated to the business segments.

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Amortization of Intangible Assets

Amortization of intangible assets includes the periodic amortization of intangible assets recognized when an affiliate of KKR acquired us on July 30, 2013 and intangible assets recognized in connection with businesses we acquired since July 30, 2013, including customer relationships and trademarks.

Other Operating Expense, Net

Other operating expense, net includes foreign currency transaction gains and losses, net, restructuring charges, certain shareholder litigation settlement recoveries, acquisition related expenses and non-cash charges, losses and gains on asset disposals and other miscellaneous operating expenses.

Provision for Income Taxes

The provision for income taxes includes U.S. federal, state and local income taxes and all non-U.S. income taxes. We are subject to income tax in approximately 35 jurisdictions outside of the United States. Because we conduct operations on a global basis, our effective tax rate depends, and will continue to depend, on the geographic distribution of our pre-tax earnings among several different taxing jurisdictions. Our effective tax rate can also vary based on changes in the tax rates of the different jurisdictions, the availability of tax credits and non-deductible items.

Items Affecting our Reported Results

General Economic Conditions and Capital Spending in the Industries We Serve

Our financial results closely follow changes in the industries and end-markets we serve. Demand for most of our products depends on the level of new capital investment and planned and unplanned maintenance expenditures by our customers. The level of capital expenditures depends, in turn, on the general economic conditions as well as access to capital at reasonable cost. In particular, demand for our Industrials products generally correlates with the rate of total industrial capacity utilization and the rate of change of industrial production. Capacity utilization rates above 80% have historically indicated a strong demand environment for industrial equipment. In our Energy segment, demand for our products that serve upstream energy end-markets are influenced heavily by energy prices and the expectation as to future trends in those prices. Energy prices have historically been cyclical in nature and are affected by a wide range of factors. In addition to energy prices, demand for our upstream energy products are positively impacted by increasing global land rig count, drilled but uncompleted wells, the level of hydraulic fracturing intensity and activity measured by horsepower utilization and lateral lengths as well as drilling and completion capital expenditures. In the midstream and downstream portions of our Energy segment, overall economic growth and industrial production, as well as secular trends, impact demand for our products. In our Medical segment we expect demand for our products to be driven by favorable trends, including the growth in healthcare spend and expansion of healthcare systems due to an aging population requiring medical care and increased investment in health solutions and safety infrastructures in emerging economies. Over longer time periods, we believe that demand for all of our products also tends to follow economic growth patterns indicated by the rates of change in the GDP around the world, as augmented by secular trends in each segment. Our ability to grow and our financial performance will also be affected by our ability to address a variety of challenges and opportunities that are a consequence of our global operations, including efficiently utilizing our global sales, manufacturing and distribution capabilities and engineering innovative new product applications for end-users in a variety of geographic markets.

Foreign Currency Fluctuations

A significant portion of our revenues, approximately 54% for the nine month period ended September 30, 2019, was denominated in currencies other than the U.S. dollar. Because much of our manufacturing facilities and labor force costs are outside of the United States, a significant portion of our costs are also denominated in currencies other than the U.S. dollar. Changes in foreign exchange rates can therefore impact our results of operations and are quantified when significant to our discussion.

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Factors Affecting the Comparability of our Results of Operations

As a result of a number of factors, our historical results of operations are not comparable from period to period and may not be comparable to our financial results of operations in future periods. Key factors affecting the comparability of our results of operations are summarized below.

Variability within Upstream Energy Markets

We sell products and provide services to customers in upstream energy markets, primarily in the United States. For the upstream energy end-market, in our Energy segment, we manufacture pumps and associated aftermarket products and services used in drilling, hydraulic fracturing and well service applications.

Demand for upstream energy products has historically corresponded to the supply and demand dynamics related to oil and natural gas products, and has been influenced by oil and natural gas prices, the level and intensity of hydraulic fracturing activity rig count, drilling activity and other economic factors. These factors have caused the level of demand for certain of our Energy products to change at times (both positively and negatively) and we expect these trends to continue in the future.

We believe it is helpful to consider the impact of our exposure to upstream energy in evaluating our 2018 and 2019 Segment Revenue and Segment Adjusted EBITDA, in order to better understand other drivers of our performance during those periods, including operational improvements. For the Energy segment, we assess the impact of our exposure to upstream energy as the portion of Energy Segment Adjusted EBITDA of the business unit serving the upstream energy market.

Restructuring and Other Business Transformation Initiatives

We continue to implement business transformation initiatives. A key element of those business transformation initiatives was restructuring programs within our Industrials, Energy and Medical segments as well as at the Corporate level. Restructuring charges, program related facility reorganization, relocation and other costs, and related capital expenditures were impacted most significantly.

We announced a restructuring program in the third quarter of 2018 that primarily involves workforce reductions and facility consolidations. For the three and nine month periods ended September 30, 2019, $8.1 million and $10.9 million, respectively, were charged to expense related to this restructuring program. We expect additional restructuring activity throughout 2019 focused on targeted workforce optimization within general and administrative back-office and manufacturing overhead as well as continued facility consolidation.

Acquisitions

Part of our strategy for growth is to acquire complementary flow control and compression equipment businesses, which provide access to new technologies or geographies or improve our aftermarket offerings.

In February 2018, we acquired a leading global manufacturer of turbo vacuum technology systems and optimization solutions for industrial applications in our Industrials segment for total consideration, net of cash acquired, of approximately $94.9 million. In May 2018, we acquired a leading manufacturer of plungers and other well service pump consumable products in our Energy segment for total consideration, net of cash acquired, of approximately $21.0 million (inclusive of cash payments of $18.8 million, a $2.0 million promissory note and a $0.2 million holdback). In November 2018, we acquired a leading manufacturer of rotary screws and piston compressors and associated aftermarket parts in our Industrials segment for total consideration, net of cash acquired, of $16.1 million (inclusive of cash payments of $14.8 million and a $1.3 million holdback). In December 2018, we acquired a leading manufacturer of specialty industrial pumps and associated aftermarket parts in our Industrials segment for total consideration of $58.5 million, net of cash acquired (inclusive of cash payments of $57.8 million and a $0.7 million holdback). In July 2019, we acquired a company which specializes in customized pump solutions for liquid handling processes for use in medical, process and industrial applications, in our Medical segment for total consideration, net of cash acquired, of $10.0 million (inclusive of cash payments of $5.6 million, a $1.6 million holdback, and up to $2.8 million in contingent earn-out provisions). In August 2019, we acquired a provider of vacuum pumps, blowers and compressors in our Industrials segment for total consideration of $7.0 million, net of cash acquired (inclusive of cash payments of $5.9 million and a $1.1 million deferred payment).

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The revenues for these acquisitions subsequent to their respective dates of acquisition included in our financial results were $21.5 million and $16.6 million for the three month periods ended September 30, 2019 and 2018, respectively, and $76.5 million and $40.3 million for the nine month periods ended September 30, 2019 and 2018, respectively. The operating income (loss) for these acquisitions subsequent to their respective dates of acquisition included in our financial results were $1.4 million and $(0.4) million for the three month periods ended September 30, 2019 and 2018, respectively, and $8.0 million and $(2.4) million for the nine month periods ended September 30, 2019 and 2018, respectively.

See Note 2 ‘‘Business Combinations’’ to our unaudited condensed consolidated financial statements included elsewhere in this Form 10-Q for further discussion of the outstanding holdbacks and deferred payments.

Stock-Based Compensation Expense

Stock-based compensation recognized for the three month and nine month periods ended September 30, 2019 was $0.5 million and $16.9 million, respectively. Stock-based compensation for the three and nine month periods ended September 30, 2019, represented stock-based compensation expense of approximately $(0.2) million and $13.4 million, respectively. In addition, we recognized costs of $0.7 million and $3.5 million for the three month and nine month periods ended September 30, 2019, respectively, due to costs associated with employer taxes.

Stock-based compensation recognized for the three month and nine month periods ended September 30, 2018 was $1.1 million and $2.9 million, respectively. Stock-based compensation for the three month period ended September 30, 2018 represented stock-based expense of approximately $0.9 million and employer taxes related to stock-based compensation of $0.2 million. Stock-based compensation for the nine month period ended September 30, 2018 represented stock-based expense of approximately $6.1 million reduced by $3.2 million primarily due to a decrease in the estimated accrual for employer taxes related to DSUs as a result of the achievement of employer tax caps in countries outside of the United States.

See Note 9 ‘‘Stock-Based Compensation’’ to our unaudited condensed consolidated financial statements included elsewhere in this Form 10-Q for further discussion around our stock-based compensation expense.

Outlook

Industrials Segment

The mission-critical nature of our Industrials products across manufacturing processes drives a demand environment and outlook that are correlated with global and regional industrial production, capacity utilization and long-term GDP growth. In the third quarter of 2019, we had $313.1 million of orders in our Industrials segment, a decrease of 0.1% over the third quarter of 2018, or a 2.7% increase on a constant currency basis.

Energy Segment

Our Energy segment has a diverse range of equipment and associated aftermarket parts, consumables and services for a number of market sectors with both energy exposure, spanning upstream, midstream, downstream and petrochemical applications.

Our upstream products demand environment and outlook are influenced heavily by the supply and demand dynamics related to oil and natural gas products, and has been influenced by oil and natural gas prices, the level and intensity of hydraulic fracturing activity, global land rig count, drilled but uncompleted wells and other economic factors. These factors have caused the level of demand for certain of our upstream products to change at times (both positively and negatively) and we expect these trends to continue in the future. We believe we are well positioned to continue to benefit given our market position, diverse range of equipment, aftermarket parts and consumables and our service presence, despite the current demand environment.

Our midstream and downstream products demand environment and outlook are relatively stable with attractive, long-term growth trends influenced by long-term GDP growth and the continued increase in the production and transportation of hydrocarbon. Demand for our petrochemical industry products correlates with capital expenditures related to growth and maintenance of petrochemical plants as well as activity levels therein. Advancements in the development of unconventional natural gas resources in North America over the past decade have resulted in the abundant availability of locally-sourced natural gas as feedstock for petrochemical plants in North America, supporting long-term growth.

In the third quarter of 2019, we had $205.0 million of orders in our Energy segment, a decrease of 21.3% over the third quarter of 2018, or a 20.1% decrease on a constant currency basis.

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Medical Segment

During 2018, we focused on the development and introduction of new products and applications to access the liquid pump market, leveraging our technology and expertise in gas pumps. In 2019, demand for products and services in the Medical space continued to benefit from attractive secular growth trends in the aging population requiring medical care, emerging economies modernizing and expanding their healthcare systems and increased investment globally in health solutions. We expect growing demand for higher healthcare efficiency, requiring premium and high performance systems. In the third quarter of 2019, we had $66.5 million of orders in our Medical segment, a decrease of 9.5% over the third quarter of 2018, or a 7.8% decrease on a constant currency basis.

How We Assess the Performance of Our Business

We manage operations through the three business segments described above. In addition to our consolidated GAAP financial measures, we review various non-GAAP financial measures, including Adjusted EBITDA, Adjusted Net Income and Free Cash Flow.

We believe Adjusted EBITDA and Adjusted Net Income are helpful supplemental measures to assist us and investors in evaluating our operating results as they exclude certain items whose fluctuation from period to period do not necessarily correspond to changes in the operations of our business. Adjusted EBITDA represents net income before interest, taxes, depreciation, amortization and certain non-cash, non-recurring and other adjustment items. We believe that the adjustments applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors about certain material non-cash items and about non-recurring items that we do not expect to continue at the same level in the future. Adjusted Net Income is defined as net income including interest, depreciation and amortization of non-acquisition related intangible assets and excluding other items used to calculate Adjusted EBITDA and further adjusted for the tax effect of these exclusions.

We use Free Cash Flow to review the liquidity of our operations. We measure Free Cash Flow as cash flows from operating activities less capital expenditures. We believe Free Cash Flow is a useful supplemental financial measure for us and investors in assessing our ability to pursue business opportunities and investments and to service our debt. Free Cash Flow is not a measure of our liquidity under GAAP and should not be considered as an alternative to cash flows from operating activities.

Management and our board of directors regularly use these measures as tools in evaluating our operating and financial performance and in establishing discretionary annual compensation. Such measures are provided in addition to, and should not be considered to be a substitute for, or superior to, the comparable measures under GAAP. In addition, we believe that Adjusted EBITDA, Adjusted Net Income and Free Cash Flow are frequently used by investors and other interested parties in the evaluation of issuers, many of which also present Adjusted EBITDA, Adjusted Net Income and Free Cash Flow when reporting their results in an effort to facilitate an understanding of their operating and financial results and liquidity.

Adjusted EBITDA, Adjusted Net Income and Free Cash Flow should not be considered as alternatives to net income or any other performance measure derived in accordance with GAAP, or as alternatives to cash flow from operating activities as a measure of our liquidity. Adjusted EBITDA, Adjusted Net Income and Free Cash Flow have limitations as analytical tools, and you should not consider such measures either in isolation or as substitutes for analyzing our results as reported under GAAP.

Included in our discussion of our consolidated and segment results below are changes in revenues and Adjusted EBITDA on a Constant Currency basis. Constant Currency information compares results between periods as if exchange rates had remained constant period over period. We define Constant Currency revenues and Adjusted EBITDA as total revenues and Adjusted EBITDA excluding the impact of foreign exchange rate movements and use it to determine the Constant Currency revenue and Adjusted EBITDA growth on a year-over-year basis. Constant Currency revenues and Adjusted EBITDA are calculated by translating current period revenues and Adjusted EBITDA using corresponding prior period exchange rates. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP. Results on a Constant Currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not a measure of performance presented in accordance with GAAP.

See “Non-GAAP Financial Measures” below for reconciliation information.

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Results of Operations

Consolidated results should be read in conjunction with the segment results section herein and Note 17 “Segment Results” to our unaudited condensed consolidated financial statements included elsewhere in this Form 10-Q, which provides more detailed discussions concerning certain components of our Condensed Consolidated Statements of Operations.  All intercompany accounts and transactions have been eliminated within the consolidated results.

The following table presents selected Consolidated Results of Operations of our business for the three and nine month periods ended September 30, 2019 and 2018.

	For the Three Month Period Ended September 30,		For the Nine Month Period Ended September 30,
	2019	2018	2019	2018
Condensed Consolidated Statements of Operations
Revenues	$596.7	$689.3	$1,846.1	$1,977.1
Cost of sales	375.2	426.9	1,159.7	1,233.6
Gross profit	221.5	262.4	686.4	743.5
Selling and administrative expenses	95.3	107.7	323.0	330.4
Amortization of intangible assets	30.4	31.0	92.6	93.4
Other operating expense, net	22.9	6.0	43.1	10.8
Operating income	72.9	117.7	227.7	308.9
Interest expense	23.2	24.4	68.0	76.5
Loss on extinguishment of debt	-	0.9	0.2	1.0
Other income, net	(0.6)	(2.4)	(3.1)	(6.7)
Income before income taxes	50.3	94.8	162.6	238.1
Provision for income taxes	9.0	22.6	29.2	63.2
Net income	$41.3	$72.2	$133.4	$174.9

Percentage of Revenues
Gross profit	37.1%	38.1%	37.2%	37.6%
Selling and administrative expenses	16.0%	15.6%	17.5%	16.7%
Operating income	12.2%	17.1%	12.3%	15.6%
Net income	6.9%	10.5%	7.2%	8.8%
Adjusted EBITDA	23.8%	26.4%	23.3%	24.9%

Other Financial Data
Adjusted EBITDA (1)	142.2	182.2	429.9	492.1
Adjusted Net Income (1)	86.3	102.7	255.6	276.1
Cash flows - operating activities	114.2	103.8	244.3	298.3
Cash flows - investing activities	(20.5)	(11.2)	(45.1)	(142.6)
Cash flows - financing activities	3.1	(158.3)	(13.1)	(272.8)
Free Cash Flow (1)	105.1	92.5	210.5	266.2

(1)	See the “Non-GAAP Financial Measures” section for a reconciliation to the nearest GAAP measure.

Revenues

Revenues for the three month period ended September 30, 2019 were $596.7 million, a decrease of $92.6 million, or 13.4%, compared to $689.3 million for the same three month period in 2018.  The decrease in revenues was primarily due to lower revenues from upstream energy exposed markets (12.5% or $85.9 million) and the unfavorable impact of foreign currencies (1.9% or $13.3 million), partially offset by improved pricing (1.3% or $9.3 million).  The percentage of consolidated revenues derived from aftermarket parts and services was 38.6% in the three month period ended September 30, 2019 compared to 39.5% in the same three month period in 2018.

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Revenues for the nine month period ended September 30, 2019 were $1,846.1 million, a decrease of $131.0 million, or 6.6%, compared to $1,977.1 million for the same nine month period in 2018.  The decrease in revenues was primarily due to lower revenues from upstream energy exposed markets (7.9% or $155.9 million) and the unfavorable impact of foreign currencies (2.9% or $57.2 million), partially offset by higher volume in our Industrials segment including acquisitions as well as higher volume in other markets in our Energy segment and in our Medical segment including acquisitions (2.7% or $53.9 million) and improved pricing (1.4% or $28.3 million).  The percentage of consolidated revenues derived from aftermarket parts and services was 38.5% in the nine month period ended September 30, 2019 compared to 39.8% in the same nine month period in 2018.

Gross Profit

Gross profit for the three month period ended September 30, 2019 was $221.5 million, a decrease of $40.9 million or 15.6%, compared to $262.4 million for the same three month period in 2018, and as a percentage of revenues was 37.1% for the three month period ended September 30, 2019 and 38.1% for the same three month period in 2018. The decrease in gross profit and gross profit as a percentage of revenues primarily reflects lower revenue from upstream energy exposed markets and the unfavorable impact of foreign currencies, partially offset by improved pricing.

Gross profit for the nine month period ended September 30, 2019 was $686.4 million, a decrease of $57.1 million or 7.7%, compared to $743.5 million for the same nine month period in 2018, and as a percentage of revenues was 37.2% for the nine month period ended September 30, 2019 and 37.6% for the same nine month period in 2018. The decrease in gross profit and gross profit as a percentage of revenues primarily reflects lower revenue from upstream energy exposed markets and the unfavorable impact of foreign currencies, partially offset by higher volume in our Industrials segment including acquisitions as well as higher volume in other markets in our Energy segment and in our Medical segment including acquisitions and improved pricing.

Selling and Administrative Expenses

Selling and administrative expenses were $95.3 million for the three month period ended September 30, 2019, a decrease of $12.4 million, or 11.5% compared to $107.7 million for the same three month period in 2018.  Selling and administrative expenses as a percentage of revenues increased to 16.0% the three month period ended September 30, 2019 from 15.6% in the same three month period in 2018. The decrease in selling and administrative expenses primarily reflects lower professional and consultant fees and reduced salaries and other employee-related expenses.

Selling and administrative expenses were $323.0 million for the nine month period ended September 30, 2019, a decrease of $7.4  million, or 2.2% compared to $330.4 million for the same nine month period in 2018.  Selling and administrative expenses as a percentage of revenues increased to 17.5% for the nine month period ended September 30, 2019 from 16.7% in the same nine month period in 2018. The decrease in selling and administrative expenses primarily reflects lower professional and consultant fees and reduced salaries and other employee-related expenses.

Amortization of Intangible Assets

Amortization of intangible assets was $30.4 million for the three month period ended September 30, 2019, a decrease of $0.6 million compared to $31.0 million in the same three month period in 2018.  The decrease was primarily due to intangibles that became fully amortized in 2019, partially offset by the amortization of intangibles acquired in the fourth quarter of 2018 as well as in the third quarter of 2019.

Amortization of intangible assets was $92.6 million for the nine month period ended September 30, 2019, a decrease of $0.8 million compared to $93.4 million in the same nine month period in 2018.  The decrease was primarily due to intangibles that became fully amortized in 2019, partially offset by the amortization of intangibles acquired in the first, second and fourth quarters of 2018 as well as in the third quarter of 2019.

Other Operating Expense, Net

Other operating expense, net was $22.9 million for the three month period ended September 30, 2019, an increase of $16.9 million compared to $6.0 million in the same three month period in 2018.  The increase in other operating expense, net was due to higher acquisition related expenses and non-cash charges of $14.8 million as a result of the pending transaction with Ingersoll Rand and higher restructuring charges, net of $2.7 million.

Other operating expense, net was $43.1 million for the nine month period ended September 30, 2019, an increase of $32.3 million, compared to $10.8 million in the same nine month period in 2018.  The increase in other operating expense, net was due to higher acquisition related expenses and non-cash charges of $27.8 million as a result of the pending transaction with Ingersoll Rand and higher restructuring charges, net of $5.5 million.

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Interest Expense

Interest expense was $23.2 million for the three month period ended September 30, 2019, a decrease of $1.2 million, compared to $24.4 million in the same three month period in 2018. The decrease was primarily due to reduced debt as a result of prepayments in 2018 and 2019, partially offset by an increased weighted-average interest rate of approximately 5.7% in the three month period ended September 30, 2019 compared to 5.2% in the same three month period in 2018.

Interest expense was $68.0 million for the nine month period ended September 30, 2019, a decrease of $8.5 million, compared to $76.5 million in the same nine month period in 2018.  The decrease was primarily due to reduced debt as a result of prepayments in 2018 and 2019, partially offset by an increased weighted-average interest rate of approximately 5.5% in the nine month period ended September 30, 2019 compared to 5.1% in the same nine month period in 2018.

Other Income, Net

Other income, net was $0.6 million in the three month period ended September 30, 2019 and $2.4 million in the same three month period in 2018. The decrease was primarily due to the increase of $1.1 million in the components of net periodic benefit cost other than the service cost component.

Other income, net was $3.1 million in the nine month period ended September 30, 2019 and $6.7 million in the same nine month period in 2018. The decrease was primarily due to the increase of $3.5 million in the components of net periodic benefit cost other than the service cost component.

Provision for Income Taxes

The provision for income taxes was $9.0 million resulting in a 17.9% effective income tax provision rate for the three month period ended September 30, 2019, compared to a provision for income taxes of $22.6 million resulting in a 23.8% effective income tax benefit rate in the same three month period in 2018. The decrease in the tax provision for the three month period ended September 30, 2019 when compared to the same three month period of 2018 is primarily due to the benefits relating to return-to-provision adjustments, windfall tax deductions and an increase in the amount of earnings generated in countries with lower statutory tax rates.

The provision for income taxes was $29.2 million resulting in an 18.0% effective income tax provision rate for the nine month period ended September 30, 2019, compared to a provision for income taxes of $63.2 million resulting in a 26.5% effective income tax benefit rate in the same nine month period in 2018. The decrease in the tax provision for the nine month period ended September 30, 2019 when compared to the same nine month period of 2018 is primarily due to the benefits relating to return-to-provision adjustments, windfall tax deductions and an increase in the amount of earnings generated in countries with lower statutory tax rates as well as the Transition Tax imposed under the Tax Cuts and Jobs Act of 2017 impacting the three month period ended March 31, 2018.

Net Income

Net income was $41.3 million for the three month period ended September 30, 2019 compared $72.2 million in the same three month period in 2018. The decrease in net income was primarily due to lower gross profit on lower revenues and higher other operating expenses, net, partially offset by lower interest expense and a lower provision for income taxes.

Net income was $133.3 million for the nine month period ended September 30, 2019 compared to $174.9 million in the same nine month period in 2018. The decrease in net income was primarily due to lower gross profit on lower revenues and higher other operating expenses, net, partially offset by lower interest expense and a lower provision for income taxes.

Adjusted EBITDA

Adjusted EBITDA decreased $40.0 million to $142.2 million for the three month period ended September 30, 2019 compared to $182.2 million in the same three month period in 2018.  Adjusted EBITDA as a percentage of revenues decreased 260 basis points to 23.8% for the three month period ended September 30, 2019 from 26.4% in the same three month period in 2018. The decrease in Adjusted EBITDA was primarily due to the unfavorable impact of foreign currencies of $3.3 million, lower revenue in upstream energy exposed markets in our Energy segment of $37.6 million, lower volume including acquisitions in our Industrials segment and lower volume in other markets in our Energy segment of $4.8 million and higher material and other manufacturing costs of $5.7 million, partially offset by improved pricing of $9.3 million and higher volume in our Medical segment including acquisitions of $1.1 million.

Adjusted EBITDA decreased $62.2 million to $429.9 million for the nine month period ended September 30, 2019 compared to $492.1 million in the same nine month period in 2018.  Adjusted EBITDA as a percentage of revenues decreased 160 basis points to 23.3% for the nine month period ended September 30, 2019 from 24.9% in the same nine month period in 2018. The decrease in Adjusted EBITDA was primarily due to the unfavorable impact of foreign currencies of $13.5 million, lower revenue in upstream energy exposed markets in our Energy segment of $73.3 million, lower volume including acquisitions in our Industrials segment of $3.2 million, and higher material and other manufacturing costs of $14.2 million, partially offset by improved pricing of $28.3 million, higher volume in other markets in our Energy segment of $9.4 million, higher volume in our Medical segment including acquisitions of $10.6 million.

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Adjusted Net Income

Adjusted Net Income decreased $16.4 million to $86.3 million for the three month period ended September 30, 2019 compared to $102.7 million in the same three month period in 2018.  The decrease was primarily due to decreased Adjusted EBITDA, partially offset by a lower as adjusted income tax provision.

Adjusted Net Income decreased $20.5 million to $255.6 million for the nine month period ended September 30, 2019 compared to $276.1 million in the same nine month period in 2018.  The decrease was primarily due to decreased Adjusted EBITDA, partially offset by lower interest expense and a lower as adjusted income tax provision.

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Non-GAAP Financial Measures

Set forth below are the reconciliations of Net Income to Adjusted EBITDA and Adjusted Net Income and Cash Flows from Operating Activities to Free Cash Flow.

	For the Three Month Period Ended September 30,		For the Nine Month Period Ended September 30,
	2019	2018	2019	2018
Net Income	$41.3	$72.2	$133.4	$174.9
Plus:
Interest expense	23.2	24.4	68.0	76.5
Provision for income taxes	9.0	22.6	29.2	63.2
Depreciation expense	12.7	13.4	40.3	41.2
Amortization expense (1)	30.4	31.0	92.6	93.4
Restructuring and related business transformation costs (2)	9.9	12.3	16.1	25.2
Acquisition related expenses and non-cash charges (3)	15.9	2.8	34.7	13.1
Expenses related to public stock offerings (4)	-	0.3	-	2.2
Establish public company financial reporting compliance (5)	-	1.3	0.6	3.2
Stock-based compensation (6)	0.5	1.1	16.9	2.9
Foreign currency transaction (gains) losses, net	(0.6)	(0.8)	3.1	(0.6)
Loss on extinguishment of debt (7)	-	0.9	0.2	1.0
Shareholder litigation settlement recoveries (8)	-	-	(6.0)	(4.5)
Other adjustments (9)	(0.1)	0.7	0.8	0.4
Adjusted EBITDA	$142.2	$182.2	$429.9	$492.1
Minus:
Interest expense	$23.2	$24.4	$68.0	$76.5
Income tax provision, as adjusted (10)	17.5	37.9	57.9	87.7
Depreciation expense	12.7	13.4	40.3	41.2
Amortization of non-acquisition related intangible assets	2.5	3.8	8.1	10.6
Adjusted Net Income	$86.3	$102.7	$255.6	$276.1
Free Cash Flow
Cash flows - operating activities	$114.2	$103.8	$244.3	$298.3
Minus:
Capital expenditures	9.1	11.3	33.8	32.1
Free Cash Flow	$105.1	$92.5	$210.5	$266.2

(1)
Represents $27.9 million and $27.2 million of amortization of intangible assets arising from the KKR transaction and other acquisitions (customer relationships and trademarks) and $2.5 million and $3.8 million of amortization of non-acquisition related intangible assets, in each case for the three month periods ended September 30, 2019 and 2018, respectively.

Represents $84.5 million and $82.8 million of amortization of intangible assets arising from the KKR transaction and other acquisitions (customer relationships and trademarks) and $8.1 million and $10.6 million of amortization of non-acquisition related intangible assets, in each case for the nine month periods ended September 30, 2019 and 2018, respectively.

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(2)	Restructuring and related business transformation costs consisted of the following.

	For the Three Month Period Ended September 30,		For the Nine Month Period Ended September 30,
	2019	2018	2019	2018
Restructuring charges	$8.1	$5.4	$10.9	$5.4
Severance, sign-on, relocation and executive search costs	0.1	(0.1)	1.3	3.8
Facility reorganization, relocation and other costs	0.8	1.1	1.9	2.4
Information technology infrastructure transformation	0.2	0.3	0.9	0.5
Losses (gains) on asset disposals	0.2	0.1	(0.1)	(1.1)
Consultant and other advisor fees	0.1	3.4	0.3	10.0
Other, net	0.4	2.1	0.9	4.2
Total restructuring and related business transformation costs	$9.9	$12.3	$16.1	$25.2

(3)
Represents costs associated with successful and/or abandoned acquisitions, including third-party expenses, post-closure integration costs (including certain incentive and non-incentive cash compensation costs), and non-cash charges and credits arising from fair value purchase accounting adjustments.

(4)	Represents certain expenses related to the Company’s secondary stock offerings.

(5)
Represents third-party expenses to comply with the requirements of Sarbanes-Oxley and the accelerated adoption of the new accounting standards (ASC 606 – Revenue from Contracts with Customers and ASC 842 – Leases) in the first quarter of 2018 and 2019, respectively, one year ahead of the required adoption dates for a private company.

(6)
Represents stock-based compensation expense recognized for the three month and nine month periods ended September 30, 2019 of $(0.2) million and $13.4 million, respectively, increased by $0.7 million and $3.5 million for the three month and nine month periods ended September 30, 2019, respectively, due to costs associated with employer taxes.

Represents stock-based compensation expense recognized for the three month period ended September 30, 2018 of $0.9 million and employer taxes related to stock option exercises of $0.2 million.  Represents stock-based compensation expense recognized for the nine month period ended September 30, 2018 of $6.1 million, reduced by $3.2 million primarily due to a decrease in the estimated accrual for employer taxes related to DSUs as a result of the achievement of employer tax caps in countries outside of the United States.

(7)	Represents losses on extinguishment of a portion of the U.S. term loan and the amendment of the revolving credit facility.

(8)	Represents an insurance recovery of the Company’s shareholder litigation settlement in 2014.

(9)
Includes (i) effects of the amortization of prior service costs and amortization of losses in pension and other postemployment (‘‘OPEB’’) expense, (ii) certain legal and compliance costs and (iii) other miscellaneous adjustments.

(10)
Represents our income tax provision adjusted for the tax effect of pre-tax items excluded from Adjusted Net Income and the removal of the applicable discrete tax items.  The tax effect of pre-tax items excluded from Adjusted Income is computed using the statutory tax rate related to the jurisdiction that was impacted by the adjustment after taking into account the impact of permanent differences and valuation allowances.  Discrete tax items include changes in tax laws or rates, changes in uncertain tax positions relating to prior years and changes in valuation allowances.  All impacts relating to the Tax Cuts and Jobs Act of 2017 have been included as adjustments within “Tax law change” of the table below.

Index

The income tax provision, as adjusted for each of the periods presented below consisted of the following.

	For the Three Month Period Ended September 30,		For the Nine Month Period Ended September 30,
	2019	2018	2019	2018
Provision for income taxes	$9.0	$22.6	$29.2	$63.2
Tax impact of pre-tax income adjustments	8.9	11.3	29.4	27.9
Tax law change	-	4.0	-	(3.9)
Discrete tax items	(0.4)	-	(0.7)	0.5
Income tax provision, as adjusted	$17.5	$37.9	$57.9	$87.7

Segment Results

We classify our businesses into three segments: Industrials, Energy and Medical.  Our Corporate operations (as described below) are not discussed separately as any results that had a significant impact on operating results are included in the “Results of Operations” discussion above.

We evaluate the performance of our segments based on Segment Revenues and Segment Adjusted EBITDA. Segment Adjusted EBITDA is indicative of operational performance and ongoing profitability. Our management closely monitors Segment Adjusted EBITDA to evaluate past performance and identify actions required to improve profitability.

The segment measurements provided to and evaluated by the chief operating decision maker are described in Note 17 “Segment Results” to our unaudited condensed consolidated financial statements included elsewhere in this Form 10-Q.

Included in our discussion of our Segment results below are changes in Segment Revenues and Segment Adjusted EBITDA on a Constant Currency basis.  Constant Currency information compares results between periods as if exchange rates had remained constant period over period.  We define Constant Currency as changes in Segment Revenues and Segment Adjusted EBITDA excluding the impact of foreign exchange rate movements.  We use these measures to determine the Constant Currency Segment Revenues and Segment Adjusted EBITDA growth on a year-on-year basis. Constant Currency Segment Revenues and Segment Adjusted EBITDA are calculated by translating current period Segment Revenues and Segment Adjusted EBITDA using prior period exchange rates.  These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP.  Results on a Constant Currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not a measure of performance presented in accordance with GAAP.

Segment Results for the Three and Nine Month Periods Ended September 30, 2019 and 2018

The following tables display Segment Revenues, Segment Adjusted EBITDA and Segment Adjusted EBITDA Margin (Segment Adjusted EBITDA as a percentage of Segment Revenues) for each of our Segments and illustrates, on a percentage basis, the impact of foreign currency fluctuations on Segment Revenues and Segment Adjusted EBITDA growth.

Industrials Segment Results

				Constant Currency
	For the Three Month Period Ended September 30,		Percent Change	Percent Change
	2019	2018	2019 vs. 2018	2019 vs. 2018
Segment Revenues	$315.9	$320.0	(1.3%)	1.4%
Segment Adjusted EBITDA	$70.1	$72.1	(2.8%)	0.1%
Segment Margin	22.2%	22.5%	(30) bps

Segment Revenues for the three month period ended September 30, 2019 were $315.9 million, a decrease of $4.1 million, or 1.3%, compared to $320.0 million in the same three month period in 2018.  The decrease in Segment Revenues was due to the unfavorable impact of foreign currencies (2.7% or $8.7 million) and lower volume including acquisitions (1.0% or $3.1 million), partially offset by improved pricing (2.4% or $7.6 million). The percentage of Segment Revenues derived from aftermarket parts and service was 31.4% in the three month period ended September 30, 2019 compared to 30.9% in the same three month period in 2018.

Index

Segment Adjusted EBITDA for the three month period ended September 30, 2019 was $70.1 million, a decrease of $2.0 million, or 2.8%, from $72.1 million in the same three month period in 2018.  Segment Adjusted EBITDA Margin decreased 30 basis points to 22.2% from 22.5% in 2018.  The decrease in Segment Adjusted EBITDA was primarily due to higher material and other manufacturing costs of $5.1 million, lower volume including acquisitions of $3.9 million and the unfavorable impact of foreign currencies of $2.1 million, partially offset by improved pricing of $7.6 million and lower selling and administrative expenses of $1.4 million.

				Constant Currency
	For the Nine Month Period Ended September 30,		Percent Change	Percent Change
	2019	2018	2019 vs. 2018	2019 vs. 2018
Segment Revenues	$968.2	$965.7	0.3%	4.1%
Segment Adjusted EBITDA	$217.7	$210.0	3.7%	7.7%
Segment Margin	22.5%	21.7%	80 bps

Segment Revenues for the nine month period ended September 30, 2019 were $968.2 million, an increase of $2.5 million, or 0.3%, compared to $965.7 million in the same nine month period in 2018.  The increase in Segment Revenues was due to higher pricing (2.5% or $23.9 million) and higher volume including acquisitions (1.7% or $16.2 million), partially offset by the unfavorable impact of foreign currencies (3.9% or $37.5 million). The percentage of Segment Revenues derived from aftermarket parts and service was 31.1% in the nine month period ended September 30, 2019 compared to 31.4% in the same nine month period in 2018.

Segment Adjusted EBITDA for the nine month period ended September 30, 2019 was $217.7 million, an increase of $7.7 million, or 3.7%, from $210.0 million in the same nine month period in 2018.  Segment Adjusted EBITDA Margin increased 80 basis points to 22.5% from 21.7% in 2018.  The increase in Segment Adjusted EBITDA was primarily due to higher pricing of $23.9 million and lower selling and administrative expenses of $3.8 million, partially offset by the unfavorable impact of foreign currencies of $8.5 million, higher material and other manufacturing costs of $8.2 million and lower volume including acquisitions of $3.2 million.

Energy Segment Results

				Constant Currency
	For the Three Month Period Ended September 30,		Percent Change	Percent Change
	2019	2018	2019 vs. 2018	2019 vs. 2018
Segment Revenues	$208.5	$298.8	(30.2%)	(29.0%)
Segment Adjusted EBITDA	$55.4	$94.9	(41.6%)	(40.7%)
Segment Margin	26.6%	31.8%	(520) bps

Segment Revenues for the three month period ended September 30, 2019 were $208.5 million, a decrease of $90.3 million, or 30.2%, compared to $298.8 million in the same three month period in 2018.  The decrease in Segment Revenues was due to lower revenues from upstream energy exposed markets (28.7% or $85.9 million), the unfavorable impact of foreign currencies (1.0% or $2.9 million) and lower volume in other markets in our Energy segment (0.7% or $2.1 million), partially offset by improved pricing in other markets in our Energy segment (0.2% or $0.7 million).  The percentage of Segment Revenues derived from aftermarket parts and service was 61.9% in the three month period ended September 30, 2019 compared to 57.2% in the same three month period in 2018.

Segment Adjusted EBITDA for the three month period ended September 30, 2019 was $55.4 million, a decrease of $39.5 million, or 41.6%, from $94.9 million in the same three month period in 2018.  Segment Adjusted EBITDA Margin decreased 520 basis points to 26.6% from 31.8% in 2018.  The decrease in Segment Adjusted EBITDA was due to primarily due to lower revenues from upstream energy exposed markets of $37.6 million, the unfavorable impact of foreign currencies of $0.8 million and higher material and other manufacturing costs of $0.5 million.

Index

				Constant Currency
	For the Nine Month Period Ended September 30,		Percent Change	Percent Change
	2019	2018	2019 vs. 2018	2019 vs. 2018
Segment Revenues	$664.4	$814.1	(18.4%)	(16.6%)
Segment Adjusted EBITDA	$171.7	$242.5	(29.2%)	(28.1%)
Segment Margin	25.8%	29.8%	(400) bps

Segment Revenues for the nine month period ended September 30, 2019 were $664.4 million, a decrease of $149.7 million, or 18.4%, compared to $814.1 million in the same nine month period in 2018.  The decrease in Segment Revenues was due to lower revenues from upstream energy exposed markets (19.1% or $155.9 million) and the unfavorable impact of foreign currencies (1.6% or $12.8 million), partially offset by higher volume and improved pricing in other markets in our Energy segment (2.3% or $19.1 million). The percentage of Segment Revenues derived from aftermarket parts and service was 60.7% in the nine month period ended September 30, 2019 compared to 58.5% in the same nine month period in 2018.

Segment Adjusted EBITDA for the nine month period ended September 30, 2019 was $171.7 million, a decrease of $70.8 million, or 29.2%, from $242.5 million in the same nine month period in 2018.  Segment Adjusted EBITDA Margin decreased 400 basis points to 25.8% from 29.8% in 2018.  The decreased in Segment Adjusted EBITDA was primarily due to lower revenues from upstream energy exposed markets of $73.3 million, higher material and other manufacturing costs of $3.2 million, the unfavorable impact of foreign currencies of $3.1 million and lower selling and administrative expenses of $2.2 million, partially offset by higher volume and improved pricing in other markets in our Energy segment of $11.1 million.

Medical Segment Results

				Constant Currency
	For the Three Month Period Ended September 30,		Percent Change	Percent Change
	2019	2018	2019 vs. 2018	2019 vs. 2018
Segment Revenues	$72.3	$70.5	2.6%	4.8%
Segment Adjusted EBITDA	$22.4	$20.5	9.3%	12.2%
Segment Margin	31.0%	29.1%	190 bps

Segment Revenues for the three month period ended September 30, 2019 were $72.3 million, an increase of $1.8 million, or 2.6%, compared to $70.5 million in the same three month period in 2018.  The increase in Segment Revenues was due to higher volume including acquisitions (3.4% or $2.4 million) and higher pricing (1.4% or $1.0 million), partially offset by the unfavorable impact of foreign currencies (2.3% or $1.6 million).  The percentage of Segment Revenues derived from aftermarket parts and service was 2.5% in the three month period ended September 30, 2019 compared to 3.1% in the same three month period in 2018.

Segment Adjusted EBITDA for the three month period ended September 30, 2019 was $22.4 million, an increase of $1.9 million, or 9.3%, from $20.5 million in the same three month period in 2018.  Segment Adjusted EBITDA Margin increased 190 basis points to 31.0% from 29.1% in 2018.  The increase in Segment Adjusted EBITDA was primarily due to higher volume and pricing of $2.1 million and lower material and other manufacturing costs of $0.4 million, partially offset by the unfavorable impact of foreign currencies of $0.6 million.

				Constant Currency
	For the Nine Month Period Ended September 30,		Percent Change	Percent Change
	2019	2018	2019 vs. 2018	2019 vs. 2018
Segment Revenues	$213.5	$197.3	8.2%	11.7%
Segment Adjusted EBITDA	$63.8	$54.4	17.3%	21.7%
Segment Margin	29.9%	27.6%	230 bps

Segment Revenues for the nine month period ended September 30, 2019 were $213.5 million, an increase of $16.2 million, or 8.2%, compared to $197.3 million in the same nine month period in 2018.  The increase in Segment Revenues was due to higher volume including acquisitions (10.3% or $20.3 million), and higher pricing (1.4% or $2.8 million), partially offset by the unfavorable impact of foreign currencies (3.5% or $6.9 million).  The percentage of Segment Revenues derived from aftermarket parts and service was 2.7% in the nine month period ended September 30, 2019 compared to 3.4% in the same nine month period in 2018.

Index

Segment Adjusted EBITDA for the nine month period ended September 30, 2019 was $63.8 million, an increase of $9.4 million, or 17.3%, from $54.4 million in the same nine month period in 2018.  Segment Adjusted EBITDA Margin increased 230 basis points to 29.9% from 27.6% in 2018.  The increase in Segment Adjusted EBITDA was primarily due to higher volume including acquisitions of $10.6 million, improved pricing of $2.8 million, and lower selling and administrative expenses of $1.1 million, partially offset by higher material and other manufacturing costs of $2.7 million and the unfavorable impact of foreign currencies of $2.4 million.

Liquidity and Capital Resources

Our investment resources include cash generated from operations and borrowings under our Revolving Credit Facility and the Receivables Financing Agreement.

As of September 30, 2019, we had $4.4 million of outstanding letters of credit written against the Revolving Credit Facility and $445.6 million of unused availability.  We also had $25.9 million of letters of credit outstanding against the Receivables Financing Agreement and $78.2 million of unused availability.

See the description of these line-of-credit resources in Note 10 “Debt” to the consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2018 and Note 8 ‘‘Debt’’ to our unaudited condensed consolidated financial statements included elsewhere in this Form 10-Q.

As of September 30, 2019, we were in compliance with all of our debt covenants and no event of default had occurred or was ongoing.

Liquidity

A substantial portion of our liquidity needs arise from debt service requirements, and from the ongoing cost of operations, working capital and capital expenditures.

	September 30,	December 31,
	2019	2018
Cash and cash equivalents	$406.4	$221.2
Short-term borrowings and current maturities of long-term debt	7.7	7.9
Long-term debt	1,593.8	1,664.2
Total debt	$1,601.5	$1,672.1

We can increase the borrowing availability under the Senior Secured Credit Facilities by up to $250.0 million in the form of additional commitments under the Revolving Credit Facility and/or incremental term loans plus an additional amount so long as we do not exceed a specified senior secured leverage ratio. We can incur additional secured indebtedness under the Term Loan Facilities if certain specified conditions are met under the credit agreement governing the Senior Secured Credit Facilities. Our liquidity requirements are significant primarily due to debt service requirements. See Note 10 “Debt” to the consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2018 and Note 8 ‘‘Debt’’ to our unaudited condensed consolidated financial statements included elsewhere in this Form 10-Q for further details.

Our principal sources of liquidity have been existing cash and cash equivalents, cash generated from operations and borrowings under the Senior Secured Credit Facilities and the Receivables Financing Agreement. Our principal uses of cash will be to provide working capital, meet debt service requirements, fund capital expenditures and finance strategic plans, including possible acquisitions. We may also seek to finance capital expenditures under capital leases or other debt arrangements that provide liquidity or favorable borrowing terms. We continue to consider acquisition opportunities, but the size and timing of any future acquisitions and the related potential capital requirements cannot be predicted. In the event that suitable businesses are available for acquisition upon acceptable terms, we may obtain all or a portion of the necessary financing through the incurrence of additional long-term borrowings. As market conditions warrant, we may from time to time, seek to repay loans that we have borrowed, including the borrowings under the Senior Secured Credit Facilities. Based on our current level of operations and available cash, we believe our cash flow from operations, together with availability under the Revolving Credit Facility and the Receivables Financing Agreement, will provide sufficient liquidity to fund our current obligations, projected working capital requirements, debt service requirements and capital spending requirements for the foreseeable future. Our business may not generate sufficient cash flows from operations or future borrowings may not be available to us under our Revolving Credit Facility or the Receivables Financing Agreement in an amount sufficient to enable us to pay our indebtedness, or to fund our other liquidity needs. Our ability to do so depends on, among other factors, prevailing economic conditions, many of which are beyond our control. In addition, upon the occurrence of certain events, such as a change in control, we could be required to repay or refinance our indebtedness. We may not be able to refinance any of our indebtedness, including the Senior Secured Credit Facilities, on commercially reasonable terms or at all. Any future acquisitions, joint ventures, or other similar transactions may require additional capital and there can be no assurance that any such capital will be available to us on acceptable terms or at all.

Index

The majority of our cash is in jurisdictions outside the United States.  We do not assert ASC 740-30 (formerly APB 23) indefinite reinvestment of our historical non-U.S. earnings or future non-U.S. earnings.  The Company records a deferred foreign tax liability to cover all estimated withholding, state income tax and foreign income tax associated with repatriating all non-U.S. earnings back to the United States.  Our deferred income tax liability as of September 30, 2019 was $8.6 million which primarily consisted of withholding taxes.

Working Capital

	September 30,	December 31,
	2019	2018
Net Working Capital
Current assets	$1,494.1	$1,331.2
Less: Current liabilities	595.8	596.4
Net working capital	$898.3	$734.8

Operating Working Capital
Accounts receivable and contract assets	$485.9	$545.0
Plus: Inventories (excluding LIFO)	526.1	510.7
Less: Accounts payable	336.6	340.0
Less: Contract liabilities	64.9	69.6
Operating working capital	$610.5	$646.1

Net working capital increased $163.5 million to $898.3 million as of September 30, 2019 from $734.8 million as of December 31, 2018. Operating working capital decreased $35.6 million to $610.5 million as of September 30, 2019 from $646.1 million as of December 31, 2018.  The decrease in operating working capital was primarily due to lower accounts receivable, partially offset by higher inventories, and higher contract assets. The decrease in accounts receivable was primarily due to lower sales in the third quarter of 2019 compared to the fourth quarter of 2018. The increase in inventory was due to additions to inventory in anticipation of increased demand for certain products. The increase in contract assets was due to the timing of revenue recognition and billing on our overtime revenue contracts.

Cash Flows

The following table reflects the major categories of cash flows for the nine month periods ended September 30, 2019 and 2018, respectively.

	For the Nine Month Period Ended September 30,
	2019	2018
Cash flows - operating activities	$244.3	$298.3
Cash flows - investing activities	(45.1)	(142.6)
Cash flows - financing activities	(13.1)	(272.8)
Free cash flow(1)	210.5	266.2

(1)	See the “Non-GAAP Financial Measures” section included in this Quarterly Report for a reconciliation to the nearest GAAP measure.

Index

Operating Activities

Cash generated by operating activities decreased $54.0 million to $244.3 million for the nine month period ended September 30, 2019 compared to generating cash of $298.3 million in the same nine month period in 2018, primarily due to lower net income (excluding non-cash charges for depreciation and amortization, stock-based compensation, foreign currency transaction losses (gains), net gains on asset dispositions, losses on the extinguishment of debt and deferred income taxes) and lower cash generated by operating working capital.

Operating working capital generated cash of $21.2 million in the nine month period ended September 30, 2019, compared to the generating cash of $33.6 million in the same nine month period in 2018.  Changes in accounts receivable generated cash of $47.7 million in the nine month period ended September 30, 2019 compared to generating cash of $10.5 million in the same nine month period in 2018.    Changes in contract assets used cash of $8.4 million in the nine month period ended September 30, 2019 compared to using cash of $14.4 million in the same nine month period in 2018.  Changes in inventories used cash of $26.2 million in the nine month period ended September 30, 2019 compared to using cash of $44.7 million in the same nine month period in 2018.  Changes in accounts payable generated cash of $9.7 million in the nine month period ended September 30, 2019 compared to generating cash of $57.2 million in the same nine month period in 2018.  Changes in contract liabilities used cash of $1.6 million in the nine month period ended September 30, 2019 compared to generating cash of $25.0 million in the same nine month period in 2018.

Investing Activities

Cash used in investing activities included capital expenditures of $33.8 million and $32.1 million for the nine month periods ended September 30, 2019 and 2018, respectively.  We currently expect capital expenditures to total approximately $50.0 million for fiscal year 2019.  Cash paid in business combinations for the nine month periods ended September 30, 2019 and 2018 was $12.0 million and $113.6 million, respectively.  Net proceeds from the disposals of property, plant and equipment was an inflow of cash of $0.7 million and $3.1 million for the nine month periods ended September 30, 2019 and 2018, respectively.

Financing Activities

Cash used in financing activities of $13.1 million for the nine month period ended September 30, 2019 reflected repayments of long-term borrowings of $30.8 million, purchases of treasury stock of $17.3 million, payments of contingent consideration of $2.0 million and payments of debt issuance costs of $0.3 million, partially offset by proceeds from stock option exercises of $37.3 million.

Cash used in financing activities of $272.8 million for the nine month period ended September 30, 2018 reflected repayments of long-term borrowings of $262.4 million and purchases of treasury stock of $16.7 million, partially offset by proceeds from stock option exercises of $6.3 million.

Free Cash Flow

Free cash flow decreased $55.7 million to $210.5 million in the nine month period ended September 30, 2019 from $266.2 million in the same nine month period in 2018 due to decreased cash provided by operating activities of $54.0 million and an increase in capital expenditures of $1.7 million.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are materially likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Estimates

Management has evaluated the accounting estimates used in the preparation of the Company’s condensed consolidated financial statements and related notes and believe those estimates to be reasonable and appropriate. Certain of these accounting estimates require the application of significant judgment by management in selecting appropriate assumptions for calculating financial estimates. By their nature, these judgments are subject to an inherent degree of uncertainty. These judgments are based on historical experience, trends in the industry, information provided by customers and information available from other outside sources, as appropriate. The most significant areas involving management judgments and estimates may be found in the section “Critical Accounting Estimates” of “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in Note 1 “Summary of Significant Accounting Policies” of “Item 8. Financial Statements and Supplementary Data” included in our annual report on Form 10-K for the fiscal year ended December 31, 2018.

Index

Environmental Matters

Information with respect to the effect of compliance with environmental protection requirements and resolution of environmental claims on us and our manufacturing operations is contained in Note 19 “Contingencies” to the consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2018.  We believe that as of September 30, 2019, there have been no material changes to this information.

Recent Accounting Pronouncements

The information set forth in Note 1 “Condensed Consolidated Financial Statements” to our Condensed Consolidated Financial Statements under Part 1 Item 1 “Financial Statements” under the heading “Recently Issued Accounting Pronouncements” is incorporated herein by reference.

ITEM 3.	QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to interest rate risk as a result of our variable-rate borrowings. We manage our exposure to interest rate risk by maintaining a mixture of fixed and variable debt, and from time to time, use pay-fixed interest rate swaps as cash flow hedges of our variable rate debt in order to adjust the relative fixed and variable portions.

In addition, we are exposed to foreign currency risks that arise from our global business operations. Changes in foreign currency exchange rates affect the translation of local currency balances of foreign subsidiaries, transaction gains and losses associated with intercompany loans with foreign subsidiaries and transactions denominated in currencies other than a subsidiary’s functional currency. While future changes in foreign currency exchange rates are difficult to predict, our revenues and earnings may be adversely affected if the U.S. dollar further strengthens.

We seek to minimize our exposure to foreign currency risks through a combination of normal operating activities, including by conducting our international business operations primarily in their functional currencies to match expenses with revenues and the use of foreign currency forward exchange contracts and debt denominated in currencies other than the U.S. dollar. In addition, to mitigate the risk arising from entering into transactions in currencies other than our functional currencies, we typically settle intercompany trading balances monthly.

As of September 30, 2019, there have been no material changes to our market risk assessment previously disclosed in the annual report on Form 10-K for the fiscal year ended December 31, 2018.

ITEM 4.	CONTROLS AND PROCEDURES

Disclosure Controls and Procedures

The Company maintains a set of disclosure controls and procedures as that term is defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in Securities and Exchange Commission (“SEC”) rules and forms, and that such information is accumulated and communicated to the Company’s management, including its Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosures. The design of any disclosure controls and procedures is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Any controls and procedures, no matter how well designed and operated, can provide only reasonable, not absolute, assurance of achieving the desired control objectives. In accordance with Rule 13a-15(b) of the Exchange Act, as of the end of the period covered by this Quarterly Report on Form 10-Q, an evaluation was carried out under the supervision and with the participation of the Company’s management, including its Chief Executive Officer and Chief Financial Officer, of the effectiveness of its disclosure controls and procedures. Based on that evaluation, the Company’s Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures, as of the end of the period covered by this Quarterly Report on Form 10-Q, were effective to provide reasonable assurance that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and is accumulated and communicated to the Company’s management, including the Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

Index

Internal Control over Financial Reporting

There has not been any change in our internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) during the fiscal quarter to which this report relates that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

PART II. OTHER INFORMAITON

ITEM 1.	LEGAL PROCEEDINGS

The information set forth in Note 16 “Contingencies” to our Condensed Consolidated Financial Statements under Part I Item 1 “Financial Statements,” is incorporated herein by reference.

ITEM 1A.	RISK FACTORS

Except as set forth below, as of September 30, 2019, there have been no material changes to our risk factors included in our annual report on Form 10-K for the year ended December 31, 2018.

The pending Merger is contingent upon the satisfaction of a number of conditions, may require significant time and attention of our management, and may have a material adverse effect on us whether or not it is completed.

On April 30, 2019, we entered into the Merger Agreement, pursuant to which, on the terms and subject to the conditions set forth in the Merger Agreement, Ingersoll Rand will separate Ingersoll Rand Industrial and then combine it with the Company. Under the terms of the Merger Agreement, which has been unanimously approved by the Boards of Directors of Ingersoll Rand and the Company, at the time of close, Ingersoll Rand will receive $1.9 billion in cash from Ingersoll Rand Industrial that will be funded by newly-issued debt assumed by the Company in the Merger. Upon close of the transaction, existing Ingersoll Rand shareholders will receive 50.1% of the shares of the Company on a fully diluted basis. The Merger Agreement generally requires us to operate our business in the ordinary course pending consummation of the proposed Merger and restricts us, without Ingersoll Rand’s consent, from taking certain specified actions until the Merger is completed. These restrictions may affect our ability to execute our business strategies and attain our financial and other goals and may impact our financial condition, results of operations and cash flows. In addition, the pursuit of the Merger and the preparation for the integration of our business with Ingersoll Rand Industrial may place a significant burden on management and internal resources. The diversion of management’s attention away from day-to-day business concerns could adversely affect our financial results.

We currently anticipate that we will close the Merger by early 2020, but we cannot be certain when or if the conditions for the Merger will be satisfied or waived. The Merger cannot be completed until the conditions are satisfied or waived, including the approval of the share issuance by the holders of our common stock, the receipt of required regulatory approvals and customary closing conditions. Satisfying the conditions to the closing of the Merger may take longer than we expect and there can be no assurance that all such conditions will be satisfied or waived.

Index

Whether or not we complete the Merger, our ongoing businesses may be adversely affected and we may be subject to certain risks and consequences as a result of pursuing the Merger, including, among others, the following:

•
execution of the proposed Merger will require significant time and attention from management, which may distract them from the operation of our business and the execution of other initiatives that may have been beneficial to us;

•	our employees may be distracted due to uncertainty about their future roles with the Company pending the completion of the Merger;

•
parties with which we have business relationships may experience uncertainty as to the future of such relationships and may delay or defer certain business decisions, seek alternative relationships with third parties or alter their present business relationships with us;

•	we could be subject to litigation related to the proposed Merger, which could result in significant costs and expenses;

•	we will be required to pay significant costs and expenses relating to the Merger, such as legal, accounting and other professional fees, whether or not the Merger is completed;

•	we may have to forgo other opportunities in favor of the Merger instead of pursuing such other opportunities that could be beneficial to the Company; and

•	we may experience negative reactions from the financial markets.

Any of these factors could have a material adverse effect on our business, financial condition, results of operations, cash flows or the price of our common stock. In addition to the above risks, we may be required to pay to Ingersoll Rand a termination fee of approximately $176 million if the Merger Agreement is terminated under certain circumstances, including if our board of directors makes an adverse recommendation change in connection with the special meeting of stockholders.

If the proposed Merger is completed, the anticipated benefits of the Merger may not be realized fully or at all and may take longer to realize than expected. The integration process may be complex, costly and time-consuming, which could adversely affect our businesses, financial results and financial condition. Even if we are able to integrate Ingersoll Rand Industrial successfully, the Merger may not result in the realization of the full benefits of anticipated cost synergies, innovation, operational efficiencies and incremental revenue growth opportunities that we expect to realize or these benefits may not be achieved within a reasonable period of time.

ITEM 2.	UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

Company Purchases

The following table contains detail related to the repurchase of our common stock based on the date of trade during the three month period ended September 30, 2019.

2019 Third Quarter Months	Total Number of Shares Purchased(1)	Average Price Paid Per Share(2)	Total Number of Shares Purchased as Part of Publicly Announced Plans or Programs (3)	Maximum Approximate Dollar Value of Shares that May Yet Be Purchased Under the Plans or Programs (3)
July 1, 2019 - July 31, 2019	-	$-	-	220,756,556
August 1, 2019 - August 31, 2019	1,001	$30.16	-	220,756,556
September 1, 2019 - September 30, 2019	3,167	$30.83	-	220,756,556

(1)	All of the shares purchased during the three month period ended September 30, 2019 were in connection with net exercises of stock options.

(2)	The average price paid per share includes brokerage commissions.

(3)
On August 1, 2018, the Company announced that our Board of Directors had approved a share repurchase program which authorized the repurchase of up to $250.0 million of the Company’s outstanding common stock over the next two years, effective August 1, 2018 until and including July 31, 2020. For a further description of the share repurchase program, see Note 24 ‘‘Share Repurchase Program’’ to our consolidated financial statements in the annual report on Form 10-K for the fiscal year ended December 31, 2018.

Index

ITEM 3.	DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4.	MINE SAFETY DISCLOSURES

Not applicable.

ITEM 5.	OTHER INFORMATION

Transition Agreement with Neil D. Snyder

The Company entered into a transition agreement, dated October 28, 2019, with Neil Snyder (the “Transition Agreement”), the Company’s Chief Financial Officer. Under the Transition Agreement, Mr. Snyder’s employment with the Company will terminate on a date determined by the Company that will be no later than December 13, 2019 (the “Termination Date”). Until the Termination Date (the “Transition Period”), Mr. Snyder will continue to (i) serve as the Company’s Vice President and Chief Financial Officer until Emily A. Weaver’s start date (and thereafter until the Termination Date, will serve as an advisor to Ms. Weaver); (ii) receive a base salary at the rate of $425,000 per year; and (iii) participate in the Company’s employee benefit plans (except as otherwise specified in the Transition Agreement).  In addition, his stock options and restricted stock units will remain outstanding and continue to vest in accordance with their terms.

When Mr. Snyder’s employment terminates at the end of the Transition Period, he will be entitled to receive (subject to his execution of a release and compliance with the restrictive covenants and other obligations in the Transition Agreement): (i) a cash severance payment in the amount of $425,000 payable in equal monthly installments of $35,416 over the one-year period after the Termination Date; (ii) a lump sum of $262,627 paid on the first regularly-scheduled payroll date after the release becomes effective; (iii) subject to his electing to receive benefits under COBRA, continued group medical plan coverage at active-employee rates for up to 12 months following the Termination Date; (iv) as required by the terms of the respective grant agreements, accelerated vesting of his outstanding restricted stock units and options granted pursuant to the 2017 Plan that would have vested on the next vesting date after the Termination Date; and (v) continued vesting of his outstanding options granted under the 2013 Plan in accordance with their terms after his termination date as if he remained an employee of the Company and the ability to exercise the vested portion of such options for up to 180 days after the final tranche of such options vests (or until the earlier expiration date of the option).

ITEM 6.	EXHIBITS

The following is a list of all exhibits filed or furnished as part of this report.

The agreements and other documents filed as exhibits to this report are not intended to provide factual information or other disclosures other than with respect to the terms of the agreements or other documents themselves, and you should not rely on them for that purpose.  In particular, any representations and warranties made by us in these agreements or other documents were made solely within the specific context of the relevant agreement or document and may not describe the actual statement of affairs as of the date they were made or at any other time.

Index

Exhibit No.	Description

2.1
Agreement and Plan of Merger, dated as of April 30, 2019, by and among Ingersoll-Rand plc, Ingersoll Rand U.S. HoldCo, Inc., Gardner Denver Holdings, Inc. and Charm Merger Sub, Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Ingersoll-Rand plc on May 6, 2019 (File No. 001-34400))

10.1
Amendment No. 4 to the Credit Agreement, dated as of June 28, 2019, among Gardner Denver Holdings, Inc., GD German Holdings II GmbH, Gardner Denver Holdings Ltd., UBS AS, Stamford Branch as the Resigning Agent, Citibank, N.A. as the Successor Agent and the lenders and other entities party thereto (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on July 2, 2019 (File No. 001-38095))

10.2
Separation and Distribution Agreement, dated as of April 30, 2019, by and between Ingersoll-Rand plc and Ingersoll Rand U.S. HoldCo., Inc. (incorporated by reference to Exhibit 2.2 of the Current Report on Form 8-K filed by Ingersoll-Rand plc on May 6, 2019 (File No. 001-34400))

10.3
Amendment No. 1 to the Stockholders Agreement, dated as of April 30, 2019, between Gardner Denver Holdings, Inc. and KKR Renaissance Aggregator L.P. (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on May 6, 2019 (File No. 001-38095))

10.4†	Transition Agreement, dated as of October 28, 2019, between Gardner Denver Holdings, Inc. and Neil Snyder

31.1	Certification of Periodic Report by Chief Executive Officer under Section 302 of the Sarbanes-Oxley Act of 2002 (furnished herewith)

31.2	Certification of Periodic Report by Chief Financial Officer under Section 302 of the Sarbanes-Oxley Act of 2002 (furnished herewith)

32.1	Certification of Chief Executive Officer Pursuant to 18 U.S.C. Section 1350 as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (furnished herewith)

32.2	Certification of Chief Financial Officer Pursuant to 18 U.S.C. Section 1350 as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (furnished herewith)

101.INS	Inline XBRL Instance Document – the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document

101.SCH	Inline XBRL Taxonomy Extension Schema Document

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (Embedded within the Inline XBRL document and included in Exhibit 101)

† Identifies exhibits that consist of a management contract or compensatory plan or arrangement.

The agreements and other documents filed as exhibits to this report are not intended to provide factual information or other disclosure other than with respect to the terms of the agreements or other documents themselves, and you should not rely on them for that purpose. In particular, any representations and warranties made by us in these agreements or other documents were made solely within the specific context of the relevant agreement or document and may not describe the actual state of affairs as of the date they were made or at any other time.

Index

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 30, 2019	GARDNER DENVER HOLDINGS, INC.

	By:	/s/ Michael J. Scheske
Name: Michael J. Scheske
Vice President and Corporate Controller (Principal Accounting Officer)